                                              Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

Rambus Inc.,

BELL ID SINGAPORE PTD LTD

and

Inphi Corporation

Inphi International Pte. Ltd.

Dated as of June 29, 2016

TABLE OF CONTENTS

Page

ARTICLE I. THE ASSET PURCHASE		1

1.1	Certain Definitions	1
1.2	Additional Defined Terms	8
1.3	Purchase and Sale of Assets	11
1.4	Excluded Assets	11
1.5	Assumption of Certain Liabilities; Employees	12
1.6	The Closing	14
1.7	Payment of Purchase Price; Instruments of Sale	14
1.8	Withholding	15
1.9	Asset Allocation	16
1.10	Form of Delivery	16

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		16

2.1	Organization; Power	16
2.2	Subsidiaries	16
2.3	Authority	17
2.4	No Conflict	17
2.5	Consents	18
2.6	Tax Matters	18
2.7	Restrictions on Business Activities	19
2.8	Title to Properties; Absence of Liens and Encumbrances	19
2.9	Intellectual Property	20
2.10	Agreements, Contracts and Commitments	24
2.11	Financial Statements	25
2.12	No Changes	26
2.13	Memory Buffer and Memory Register Product Liability and Recalls	28
2.14	Memory Buffer and Memory Register Product Warranty	29
2.15	Transferred Inventory	29
2.16	Interested Party Transactions	29
2.17	Governmental Authorization	29
2.18	Litigation	29
2.19	Environmental Matters	29
2.20	Brokers’ and Finders’ Fees	29
2.21	Employee Benefit Plans and Compensation	30
2.22	Insurance	31
2.23	Customers and Suppliers	31
2.24	Compliance with Laws	32
2.25	Export Control Laws	32
2.26	Valid Title to Purchased Assets	32
2.27	Corrupt Practices	32
2.28	Complete Copies of Materials	32

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2.29	Sufficiency	32
2.30	Representations Complete	32

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		33

3.1	Organization; Power	33
3.2	Authority	33
3.3	Conflicts	33
3.4	Consents	34
3.5	Adequacy of Funds	34
3.6	Representations Complete	34

ARTICLE IV. CONDUCT OF BUSINESS PRIOR TO THE CLOSING		34

4.1	Conduct of the Business	34
4.2	Negative Covenants	36
4.3	Procedures for Requesting Buyer Consent	37
4.4	Notice to the Buyer Parties	37

ARTICLE V. ADDITIONAL AGREEMENTS		37

5.1	Taking of Necessary Action; Further Action; Access to Information	37
5.2	Confidentiality	40
5.3	Expenses	40
5.4	Public Disclosure	41
5.5	Tax Matters	41
5.6	Filings	42
5.7	Employee Matters	42
5.8	Licensed Intellectual Property Rights	44
5.9	Regulatory Approvals	45
5.10	Contacts with Suppliers and Customers	45
5.11	Inventory and Trademarks	45

ARTICLE VI. CONDITIONS TO THE ASSET PURCHASE		46

6.1	Conditions to Obligations of Each Party to Effect the Asset Purchase	46
6.2	Conditions to the Obligations of the Buyer Parties	46
6.3	Conditions to the Obligations of Seller	47

ARTICLE VII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW		48

7.1	Survival of Representations, Warranties and Covenants	48
7.2	Indemnification	48
7.3	Escrow Arrangements	49
7.4	Indemnification Procedure	50
7.5	No Indemnification Limitations and Other Matters	51
7.6	Tax Treatment	52

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER		52

8.1	Termination	52
8.2	Effect of Termination	53
8.3	Amendment	53
8.4	Extension; Waiver	53

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ARTICLE IX. GENERAL PROVISIONS		54

9.1	Notices	54
9.2	Interpretation	55
9.3	Counterparts	55
9.4	Entire Agreement; Assignment	55
9.5	Severability	55
9.6	Governing Law	56
9.7	Rules of Construction	56

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Bill of Sale

Exhibit B	Form of IP Assignment Agreement

Exhibit C	Escrow Agreement

Exhibit D	Form of Transition Services Agreement

Schedules	Description

Disclosure Schedule	Seller Disclosure Schedule

Schedule I	Transferred Patents

Schedule II	Transferred Tangible Assets

Schedule III	Transferred Technology

Schedule IV	Excluded Technology

Schedule V	Transferred Trademarks

Schedule VI	Assumed Contracts

Schedule VII	Excluded Contracts

Schedule VIII	Knowledge Employees and Service Providers

Schedule 1.1(a)	Key Employees

Schedule 1.1(b)	Offered Employees

Schedule 1.5(a)	Excluded Accounts Payable

Schedule 1.7(c)	Required Consents

Schedule 2.9(i)	Certain Business Products

Schedule 5.1(a)	Other Consents

Schedule 7.2(a)	Indemnifiable Matters

Schedule 7.2(c)(4)	Covered Products

-iv-

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 29, 2016 by and among, on the one hand, Rambus, Inc., a Delaware corporation (“Buyer Parent”), and Bell ID Singapore Ptd Ltd (“Buyer,” and, together with Buyer Parent, the “Buyer Parties,” and each a “Buyer Party”), and, on the other hand, Inphi Corporation, a Delaware corporation (“Seller”) and Inphi International Pte. Ltd., a Singapore entity (“Seller Sub” and, together with Seller, the “Seller Parties”).

RECITALS

A.     Seller Parties are currently engaged in the research and development, prototyping, design, marketing, manufacturing and sales of Business Products that contain intellectual property and technology relating to the Business (as defined below).

B.     Upon and subject to the terms and conditions set forth herein, the Seller Parties desire to sell to the Buyer Parties, and the Buyer Parties desire to purchase from Seller Parties, certain assets related to the Business as specified in this Agreement (the “Asset Purchase”).

C.     In connection with the Asset Purchase, Seller Parties, on the one hand, and Buyer Parties, on the other hand, desire to make certain representations, warranties, covenants and other agreements as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I.

THE ASSET PURCHASE

1.1          Certain Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“ASIC” means an application specific integrated circuit.

“Assumed Contracts” means those agreements between Seller Parties and a third Person listed on Schedule VI hereto.

“Business” means all activities, operations, and services related to the Business Products and Technology related to the Business Products, including developing, designing, manufacturing, having manufactured, procuring, using, assembling, testing, marketing, distributing, licensing, delivering, providing, configuring, installing, supporting, maintaining or otherwise commercializing Business Products as historically conducted, currently conducted, and currently contemplated to be conducted, directly and indirectly by or on behalf of Seller Parties and their Affiliates.

“Business Day(s)” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in California are authorized or obligated by law or executive order to close.

“Business Products” means all of Seller Parties’ ASIC, intellectual property cores, netlists, Software, demonstration boards, application, reference designs, and other Technology associated with Seller Parties’ and their Affiliates’ Memory Buffer and Memory Register product lines, and all past and present versions thereof, including versions currently being productized.

“Business Technology” means all Technology used in or related to the operation of the Business, including all development environments, tools, test frameworks, for which Seller Parties or their Affiliates own or purport to own the underlying Intellectual Property Rights.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Continuing Employees” means each of the Key Employees and Offered Employees who execute an offer letter for employment with Buyer Parent or an Affiliate of Buyer Parent and do not revoke such offer letter prior to the Closing Date.

“Copyrights” means copyrights and maskwork rights (whether or not registered), and all other rights corresponding thereto in any works of authorship (including software and firmware) throughout the world, including moral and economic rights of authors and inventors, however denominated and regardless of medium of fixation or means of expression.

“Employee” means any current or former employee, consultant, or director of Seller or any ERISA Affiliate, who has provided services to the Business.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller Parties or any ERISA Affiliate and any Employee.

“Employment Liabilities” means any and all claims, debts, Liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Seller Employee Plan, Employee Agreement or otherwise relating to an Employee and his or her employment with Seller Parties or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Excluded Contracts” means those Contracts between the Seller Parties or their Affiliates and any other Person that are listed on Schedule VII.

“Excluded Technology” means the tangible Technology or personal property of the Seller Parties or their Affiliates that is used in the operation of the Business and that is not capable of being copied without significant effort or expense or consent, or that is identified on Schedule IV.

“Excluded Trademarks” means any Trademarks owned by Seller Parties or their Affiliates that are not Transferred Trademarks.

“Governmental or Regulatory Body” means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing, including without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world.

“Intellectual Property” means, collectively, Technology and Intellectual Property Rights.

“Intellectual Property Rights” means, collectively, any or all common law or statutory rights in any of the following: Patents, Patent Applications, Copyrights, Mask Work Rights, Trade Secrets and any similar or equivalent rights to any of the foregoing (as applicable) whether now known or hereafter recognized in any jurisdiction worldwide, arising out of, or associated with the foregoing, and Trademarks.

“Interested Party” means any officer, director or member of any Seller and any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had a material interest.

“International Employee Plan” means each Seller Employee Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether formally or informally, or with respect to which Seller or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform or performed services outside the United States.

“Key Employees” means those employees of Seller listed in Schedule 1.1(a).

“Knowledge” means the knowledge of those officers, employees and other service providers of Seller listed on Schedule VIII following due and diligent inquiry of employees having responsibility relating to the relevant matter.

“Law” means any law, statute, rule, regulation, ordinance, directive, decree, codes, awards, Orders, and other pronouncement having the effect of law of any country or state, or of any Governmental or Regulatory Body.

“Liability(ies)” means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights (other than Trademarks) owned, controlled, held in the name of, or otherwise licensable by Seller Parties or their Affiliates that are not Purchased Assets.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect (including, with regard to any shares, any Liens that the issuer of such shares may have on such shares).

“Made Available” means that Seller has posted such materials to the virtual data room managed by Seller and accessible to Buyer Parties and their representatives at least one calendar day prior to the date of this Agreement.

“Mask Work Rights” means rights in mask works and registrations and applications for registration or renewal thereof.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate with all other changes, events, circumstances, conditions or effects, is or could reasonably be expected to be materially adverse to (i) the Purchased Assets or (ii) the ability of the Seller Parties to perform their obligations under this Agreement and the Related Agreements or to consummate the Asset Purchase; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general business, economic or political conditions (or changes therein), in the United States or any other country or region in the world, or globally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (iv) events, circumstances, changes or effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement; (v) any event, circumstance, change or effect that results from any actions taken or not taken pursuant to or in accordance with this Agreement or at the request of the Buyer Parties; (vi) the failure by the Seller or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period; (vii) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; and (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other force majeure events.

“Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Offered Employees” means those employees of Seller listed in Schedule 1.1(b).

“Open Source Materials” means software or other material that is distributed under any license meeting the definition of “Open Source” promulgated by the Open Source Initiative (available online at http://www.opensource.org/osd.html) (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (such license, an “Open Source License”).

“Order” means any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with Seller’s past practices for the Business.

“Patent” means any granted patent, certificate of invention, registration, or utility or industrial model or design regardless of jurisdiction, and any Patent Applications.

“Patent Application” means any application for a patent, certificate of invention, registration, or utility or industrial model or design including divisions, provisionals, substitutions, continuations, continuations-in-part, and re-examinations regardless of jurisdiction.

“Patent Related Materials” means any and all files, documents and materials (whether in electronic or tangible format) that: (i) constitute, comprise or relate to the investigation, evaluation, preparation, prosecution, maintenance, defense, enforcement, filing, issuance or registration of any of the Transferred Patents or any abandoned application or expired provisional application in the same patent family as any of the Transferred Patents or claiming priority from or having priority claims to any of the Transferred Patents; or (ii) help to support or establish the dates of conception or reduction to practice of any inventions, including, but not limited to, laboratory reports, invention disclosures and inventor notebooks, and those portions of the laboratory and inventor notebooks containing such information.

“Pension Plan” means each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

“Registered IP” means any Intellectual Property Rights that are registered with (including applications for registration with) any Governmental or Regulatory Body, including Patents, registered Trademarks, registered Copyrights, and applications for registration of any of the foregoing.

“Related Agreements” means the Bill of Sale, the Escrow Agreement, the IP Assignment Agreement, the IP Recordation Agreements, Transition Services Agreement, and any other agreements executed in connection herewith.

“Seller Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability.

“Software” means any and all computer software and code, including assemblers, applets, compilers, firmware, whether in Source Code or Object Code form, data (including image and sound data), design tools, development kits, and user interfaces, in any form or format, however fixed. “Software” specifically includes Source Code listings and documentation.

“Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any other Person, whether or not existing on the date hereof, in which such first Person, directly or indirectly, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such other Person.

“Technology” means any or all instantiations or embodiments of any of the following in any form and embodied in any media: (i) works of authorship including Software, Source Code, and Object Code, architecture, documentation, designs, files, records and data, (ii) inventions (whether or not patentable), discoveries, improvements, invention disclosures, inventor notebooks, records, research and documentation related to inventions, (iii) proprietary and confidential information (whether or not such information is protectable as Trade Secrets), (iv) databases, data compilations and collections, (v) technical data, customer lists, supplier lists, component lists, manufacturing process or procedures descriptions, manuals, schedules, prototypes, methods and processes, and (vi) technology, hardware, tools, manufacturing equipment, molds, casts, masters, templates, or machinery.

“Third Party(ies)” means, with respect to the entity(ies) in question, that such entity(ies) and any one or more other referenced entities are not Affiliates.

“Trade Secrets” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) for all business, technical and know-how information, show-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein.

“Trademarks” means any and all trademark, service mark, and trade dress rights and other rights in trade names, logos, trade dress, slogans, including registrations and applications therefor and all goodwill associated therewith, and any similar or equivalent rights to any of the foregoing (as applicable) whether now known or hereafter recognized in any jurisdiction worldwide, arising out of, or associated with the foregoing.

“Transferred Inventory” means all inventory (including works in progress) of any Business Products.

“Transferred IP” means, collectively, the Transferred Patents, the Transferred Trademarks (together with the goodwill of the Business appurtenant thereto), and the Transferred Other IP, including, without limitation, the right to license the foregoing, the right to file, prosecute and maintain the foregoing, the right to collect royalties or other payments, and the right to initiate causes of action for injunctive relief and other remedies of any kind for all past, present and future infringement or misappropriation of the foregoing, including any invention or discovery disclosed or included therein.

“Transferred Other IP” means all Copyrights and Trade Secrets owned or purported to be owned by Seller Parties or their Affiliates and that are embodied in the Transferred Technology.

“Transferred Patents” means (i) all Patents that are owned in whole or in part by the Seller Parties or their Affiliates that would be infringed by the operation of the Business, including without limitation those Patents listed on Schedule I; (ii) any and all other Patents and Patent Applications that claim priority from such Patents identified in (i), including, without limitation any and all reexaminations, extensions, reissues, divisionals, renewals, provisionals, substitutions, continuations, and continuations-in-part, and foreign Patents and Patent Applications; and (iii) the right to file Patent Applications with respect to any invention embodied or disclosed in any of the Transferred Technology. For the avoidance of doubt, the Transferred Patents include all Patents and Patent Applications that are within the patent family of any of the Patents identified on Schedule I.

“Transferred Registered IP” means any Transferred IP that is Registered IP.

“Transferred Tangible Assets” means all tangible personal property of the Seller Parties or their Affiliates used in the operation of the Business, including without limitation those items identified on Schedule II, but excluding anything which is included in the definition of Excluded Assets.

“Transferred Technology” means the Business Products and Business Technology, including the Technology identified on Schedule III, but excluding the Excluded Technology.

“Transferred Trademarks” means those Trademarks owned by Seller Parties or their Affiliates (a) listed on Schedule V and (b) all common law trademark rights associated with those Trademarks listed on Schedule V or that are used solely with the Business Products and are not used with any Excluded Technology.

“Transition Services Agreement” means a Transition Services Agreement between Buyer Parties and Seller Parties in the form attached hereto as Exhibit D, which shall include a schedule of services to be mutually agreed upon by the Buyer Parties and the Seller Parties prior to the Closing Date and to be set forth on Exhibit A thereto.

“Validated Warranty Claim” means a Warranty Claim arising from Business Products which were shipped prior to the Closing, and which have been validated by Seller’s Senior Vice President of Manufacturing Operations or Chief Financial Officer prior to the Buyer Parties agreeing with the applicable third party that such claim is valid.

“Warranty Claim” means a claim by a customer for the standard cost associated with the replacement or repair of, or compensation for the non-performance, under-performance or failure to conform with provided specifications, of any Business Product, such failure to conform with provided specifications which shall mean a reproducible defect which causes the Business Product not to function in conformance with the functional description, detail and requirements of the Business Product as defined by the customer in the applicable purchase order and on the JEDEC standard specifications. A Warranty Claim shall not include inventory swaps except to the extent that the returned Business Product is retested and found to be defective.

1.2          Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Index of Terms	Section

Agreement	Preamble
Assumed Accounts Payable	1.5(a)
Asset Purchase	Recitals
Assumed Liabilities	1.5(a)
Assumed Warranty Claims	1.5(a)
Basket Amount	7.2(b)
Bill of Sale	1.7(c)(2)
Business Authorizations	2.17
Buyer Parent	Preamble
Buyer Party(ies)	Preamble
Buyer	Preamble

Index of Terms	Section

Cash Amount	1.7(a)
Cap	7.3(c)
Charter Documents	2.1
Closing	1.6
Closing Date	1.6
Confidentiality Agreement	5.2
Conflict	2.4
Consultant Proprietary Information Agreement	2.9(q)
Contract(s)	2.4
Counsel	5.1(c)
Disclosure Schedule	Article II
Escrow Agreement	7.3(a)
Escrow Amount	7.3(a)
Escrow Fund	7.3(a)
Escrow Period	7.3(b)
Employee Proprietary Information Agreement	2.9(q)
Excluded Assets	1.4
GAAP	2.11
Inbound-Licenses	2.9(j)
Indemnified Parties	7.2(a)
Indemnifying Parties	7.2(a)
IP Contracts	2.9(k)
IP Recordation Agreements	1.7(c)(ii)
Key Employee Employment Agreement	1.5(c)
Lease Agreements	2.8(a)
Leased Real Property	2.8(a)
Loss(es)	7.2(a)
Material Contracts	2.10(a)
Malware	2.9(w)
Non-Assignable Asset	5.1(e)
Non-Paying Party	5.5(b)(iii)
Objection Notice	7.4(a)
Officer’s Certificate	7.4(a)
Open Source License	1.1
Other Tax Controversy	7.4(c)
Outbound-Licenses	2.9(j)
Paying Party	5.5(b)(iii)
Parent Plan	5.7(e)
Pre-Closing Tax Controversy	7.4(c)
Projections	2.11
Purchase Price	1.7(a)
Purchased Assets	1.3(h)
Regular Quarterly Financial Information	2.11
Retained Liabilities	1.5(b)
Returns	2.6(b)

Index of Terms	Section

Seller	Preamble
Seller Parties	Preamble
Seller Secretary Certificate	6.2(f)
Seller Sub	Preamble
Special Representations	7.1
Straddle Period Tax	5.5(b)(iii)
Survival Date	7.1
Tax(es)	2.6(a)
Third Party Claim	7.4(b)
Third Party Expenses	5.3
Transferred Employees	5.7(a)
Transfer Taxes	5.5(a)
WARN	2.21(e)

1.3          Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller Parties hereby agree to irrevocably sell, convey, transfer and assign to Buyer Parties, free and clear of all Liens (other than Permitted Liens), and Buyer Parties hereby agree to purchase from Seller Parties all right, title and interest in and to all assets, tangible or intangible, related to the Business including the following assets:

(a)     the Transferred IP;

(b)     the Transferred Tangible Assets;

(c)     the Transferred Technology;

(d)     the Transferred Inventory;

(e)     all rights of Seller Parties under the Assumed Contracts, if any;

(f)     all materials, papers, records, research and documentation (in paper or electronic format) to the extent primarily relating to the foregoing assets and the operation of the Business (including, without limitation, the Patent Related Materials but excluding any personnel files), and copies of the Assumed Contracts;

(g)     all other goodwill related to any of the foregoing assets or the Business; and

(h)     all rights, claims and privileges pertaining to, arising out of, or associated with, the assets described in Sections 1.3(a) through 1.3(g) above. All of the assets referred to in Sections  1.3(a) through 1.3(h), inclusive, are collectively referred to herein as the “Purchased Assets.”

1.4          Excluded Assets. Notwithstanding anything to the contrary herein and except as expressly set forth in Section 1.3 above, the Purchased Assets do not include any other assets of the Seller Parties, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include the following assets and properties of the Seller Parties:

(a)     all cash and cash equivalents, bank accounts and securities of Seller Parties;

(b)     all accounts receivable of the Seller Parties, including accounts receivable of the Seller Parties related to the Business outstanding on the Closing Date;

(c)     all Contracts that are not Assumed Contracts, including the Excluded Contracts;

(d)     all Intellectual Property other than the Transferred IP and Transferred Technology;

(e)     all Seller Employee Plans and trusts or other assets attributable thereto;

(f)     those assets listed on Schedule 1.4; and

(g)     all assets, properties and rights used by Seller Parties in their businesses other than those related to the Business.

1.5          Assumption of Certain Liabilities; Employees.

(a)     Buyer Parties shall not assume any Liabilities of Seller Parties except for those Liabilities which Buyer Parties expressly assume pursuant to this Section 1.5(a). On the terms and subject to the conditions of this Agreement, Buyer Parties shall, on the Closing Date, assume (i) the Assumed Accounts Payable (as defined below), (ii) the Assumed Warranty Claims (as defined below) and (iii) Liabilities of Seller as of the Closing Date, arising after the Closing (collectively, (i), (ii) and (iii), the “Assumed Liabilities”). On the Closing Date, the Buyer Parties shall assume the accounts payable (including payables arising from open purchase orders) incurred by Seller Parties in the Ordinary Course of Business for nondelinquent accounts related to the Business that are outstanding as of the Closing Date (or arise after the Closing Date from purchase orders that are open as of the Closing Date) and reflected on Seller’s books, other than any Liability arising out of or relating to a breach of payment of any accounts payable that occurred before the Closing Date, or as provided for on Schedule 1.5(a) (the “Assumed Accounts Payable”). In addition, (and as limited by Section 7.2(a)(v) notwithstanding the foregoing, Buyer Parties shall, on the Closing Date, assume any Liabilities related to Warranty Claims arising from the Business Products, whenever incurred (the “Assumed Warranty Claims”) and, for the avoidance of doubt, any Liabilities related to Warranty Claims arising from the Business Products after the Closing.

(b)     Subject to Section 1.5(a), Seller Parties shall retain and be responsible for paying, performing and discharging when due, and Buyer Parties shall not assume or have any responsibility for, all Liabilities of Seller Parties other than, as of the Closing Date, the Assumed Liabilities (the “Retained Liabilities”). The Retained Liabilities include, but are not limited to:

(i)     any Liability arising from or related to the Excluded Assets;

(ii)     all Liabilities under any Assumed Contract which relate to any breach or default of such Assumed Contract that occurred prior to the Closing Date; provided, for the sake of clarity, this would not include any performance obligations under Assumed Contracts which are to be performed after Closing, notwithstanding that such performance obligations were agreed to prior to Closing;

(iii)     any Liabilities related to Seller Parties’ employees or employment matters including, but not limited to the Employment Liabilities;

(iv)     claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by Seller Parties;

(v)     the violation or alleged violation of any Law by Seller Parties, including but not limited to, laws relating to civil rights, health, safety, labor, discrimination, export controls, and protection of the environment;

(vi)     claims of creditors of Seller Parties (other than pursuant to the Assumed Accounts Payable);

(vii)     claims relating to the disposal or arrangement for disposal by Seller Parties of any hazardous substance at any site, location or facility (whether or not owned or leased by Seller Parties);

(viii)     any obligation of Seller Parties to indemnify any Person (other than pursuant to an Assumed Contract or an Assumed Warranty Claim, or as a result of any action taken by the Buyer after the Closing Date);

(ix)     any Taxes of Seller Parties for any taxable period and any liability for Taxes arising from or attributable to the operation of the Business or use or ownership of the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing, and including any Transfer Taxes and Straddle Period Taxes allocable to Seller Parties pursuant to this Agreement;

(x)     any Liability of Seller related to any Intellectual Property Rights retained by Seller, including any Liability arising in connection with litigation related thereto;

(xi)     any Liability of Seller arising from or relating to the prosecution, maintenance, renewal, defense and/or enforcement of the Transferred Patents up to and including the Closing Date; and

(xii)     any Liability of Seller Parties for costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby.

(c)     Prior to or concurrent with the execution of this Agreement, the Key Employees shall each have executed an employment agreement for employment with Buyer Parent or an Affiliate of Buyer Parent (the “Key Employee Employment Agreement”), with such employment to be conditioned upon the Closing and such employee not having taken any action to rescind or terminate such employment agreement. In addition, prior to the Closing, not less than 62.5% of the Offered Employees shall have executed an offer letter for employment with Buyer Parent or an Affiliate of Buyer Parent, with such employment to be conditioned upon Closing and such employee not having taken any action to rescind or terminate such employment agreement. The employment of the Key Employees and the Offered Employees will (i) be in compliance with any standard human resources policies and procedures of Buyer Parties, including, if necessary, the execution of Buyer’s standard form of employee proprietary information agreement, (ii) have terms as determined by Buyer Parties, and (iii) supersede any prior employment agreements and other arrangements with such Continuing Employees in effect prior to the date thereof with Seller Parties.

(d)     Seller Parties will use commercially reasonable efforts to obtain resignation and release letters from each Continuing Employee in a form reasonably satisfactory to Seller and Buyer Parent, which shall provide, inter alia, that such Continuing Employee shall release and forever discharge Seller, its Affiliates and Buyer Parties from any and all claims arising out of or in connection with his/her employment with Seller prior to the Closing Date and/or termination of employment with Seller at the Closing Date, whether by contract or otherwise.

(e)     On and after the Closing Date and after the Closing, Buyer Parent and its Affiliates shall bear the sole responsibility for instructing and supervising the Continuing Employees for services performed on and after the Closing Date and after the Closing and shall thereafter pay, perform, discharge or otherwise satisfy obligations for the employment of such Continuing Employees. The Liabilities of the Continuing Employees solely relating to their employment with Buyer Parties and/or their Affiliates on and after the Closing Date and after the Closing shall be assumed by Buyer Parent and/or its Affiliates commencing from the Closing.

1.6          The Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Asset Purchase (the “Closing”) will take place, on the date that is three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article VI hereof at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, unless another time or place is mutually agreed upon in writing by the Buyer Parties and the Seller Parties. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” The Closing will be effective as of 5:00 p.m. California time on the Closing Date.

1.7          Payment of Purchase Price; Instruments of Sale.

(a)     The purchase price for the Asset Purchase (the “Purchase Price”) consists of $90,000,000. At Closing, an amount equal to $78,750,000 (the “Cash Amount”) of the Purchase Price shall be paid in full in cash by one or more of the Buyer Parties by wire transfer of immediately available funds at the Closing to the bank account designated in writing by Seller at least three (3) Business Days prior to the Closing Date, and an amount equal to $11,250,000 of the Purchase Price shall be paid pursuant to the escrow arrangements contained in Section 7.3 (such amount, the “Escrow Amount”).

(b)     At the Closing, the Buyer Parties shall execute, if applicable, and deliver to the Seller Parties:

(i)     $7,150,000 of the Cash Amount pursuant to Section 1.7(a) above, which shall be delivered to Seller;

(ii)     $71,600,000 of the Cash Amount pursuant to Section 1.7(a) above, which shall be delivered to Seller Sub;

(iii)     the Related Agreements to which the Buyer Parties are party;

(iv)     an executed copy of the Escrow Agreement; and

(v)     such other instruments, documents and certificates referred to in Article VI;

(c)     At the Closing, the Seller Parties shall execute, if applicable, and deliver to the Buyer Parties:

(i)     all of the Purchased Assets and, (1) in the case of the Transferred Patents, Transferred Trademarks, and Transferred Other IP or other intangible assets, such instruments as are necessary or desirable, in the Buyer Parties’ reasonable discretion, to document and to transfer title to such assets from Seller Parties to the Buyer Parties, and (2) in the case of any tangible Purchased Assets that are in the possession of any Third Party in connection with the manufacture, assembly, testing, or distribution of Business Products, written notices informing such Third Parties of the transfer of ownership, and that such assets are to be used only for the benefit of the Buyer Parties;

(ii)     (A) an executed copy of the Key Employee Employment Agreement from each of the Key Employees that remain in effect as of the Closing; (B) executed copies of offer letters from at least 62.5% of the Offered Employees that remain in effect as of the Closing; (C) a duly executed bill of sale for the Purchased Assets substantially in the form of Exhibit A hereto (the “Bill of Sale”); (D)  assignments of the Transferred Patents, Transferred Trademarks, and Transferred Other IP (to the extent any of the Transferred Other IP are Registered IP) in forms suitable for filing in each relevant jurisdiction and acceptable to the Buyer Parties (collectively, the “IP Recordation Agreements”) and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to the Buyer Parties, as shall be effective to vest in Buyer Parent good and valid title in and to the Transferred Patents; (F) an executed copy of the Escrow Agreement in the form of Exhibit C; (G) an executed copy of the Transition Services Agreement in the form of Exhibit D; and (H) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to the Buyer Parties, as shall be effective to vest in the Buyer Parties good and valid title in and to the Purchased Assets;

(iii)     (A) all of the Assumed Contracts on Schedule 1.7(c) and, to the extent obtained by the Closing Date, all other Assumed Contracts and (B) for each such Assumed Contract, to the extent required by its terms, a written agreement in a form satisfactory to Buyer Parties, signed by the party or parties (in addition to the applicable Seller Party) to such Assumed Contract pursuant to which such party or parties thereto consent to the transfer and assignment of such Assumed Contract to Buyer Parties;

(iv)     evidence of release of all Liens (other than Permitted Liens) on the Purchased Assets; and

(v)     such other instruments, documents and certificates referred to in Article VI.

(d)     Immediately and without undue delay following Closing, the Seller Parties shall deliver to the Buyer Parties or representatives of the Buyer Parties designated by Buyer Parent all Patent Related Materials.

(e)     At the Closing, the Buyer Parties shall cause the Escrow Amount to be paid and delivered into the Escrow Fund to be held pursuant to the escrow arrangements contained in Section 7.3.

1.8     Withholding. The Buyer Parties shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or any non-U.S. Tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9     Asset Allocation.  The parties hereto acknowledge that for United States federal and state tax purposes the consideration received by the Seller Parties for the Purchased Assets hereof shall be allocated in accordance with Section 1060 of the Code. In the event that Buyer and Seller agree on a schedule setting forth such an allocation, then all United States federal and state income and other tax returns and information reports (including IRS Form 8594) will be prepared and filed in a manner consistent with such allocation and no party hereto will take any position for United States federal or state tax purposes inconsistent with such allocation in any subsequent returns or proceedings, except as may be required by law.

1.10     Form of Delivery. The parties hereto agree that to the maximum extent practicable, the Purchased Assets will be delivered in electronic form, which may include download via FTP, SCP, or similar electronic transfer mechanism.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties represent and warrant to the Buyer Parties, subject to such matters, exceptions and/or qualifications as are disclosed in the disclosure schedule supplied by the Seller Parties to the Buyer Parties (the “Disclosure Schedule”) and dated as of the date hereof, as follows:

2.1     Organization; Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller has all requisite corporate power and authority to own its properties, to carry on its business (including the Business) as currently conducted. Seller is duly qualified or licensed to do business and is in good standing as a company, or as the case may be, a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where failure to be qualified would not reasonably be expected to result in a Material Adverse Effect. Seller has Made Available true and correct copies of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to the Buyer Parties.

2.2     Subsidiaries.  Section 2.2 of the Disclosure Schedule sets forth a list of each Subsidiary of Seller that has title to (or otherwise legally owns) any Purchased Asset or has any Assumed Liability, together with its jurisdiction of organization. Each Subsidiary set forth in Section 2.2 of the Disclosure Schedule is duly organized, validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own its property, to carry on its business (including the Business) as currently conducted. Each Subsidiary of Seller set forth in Section 2.2 of the Disclosure Schedule is duly qualified or licensed to do business and is in good standing as a company, or as the case may be, a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where such failure to be qualified would not reasonably be expect to result in a Material Adverse Effect. The Subsidiaries listed in Section 2.2 of the Disclosure Schedule are the only Affiliates of Seller that have title to (or otherwise legally owns) any Purchased Asset or any obligation that is an Assumed Liability.

2.3     Authority.  Each Seller Party has all requisite power, legal right, capacity and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the Asset Purchase and the other transactions contemplated hereby and thereby. This Agreement, the Asset Purchase and the other transactions and grant of rights contemplated hereby have been unanimously approved by the board of directors of Seller. The execution and delivery of this Agreement and any Related Agreement to which the Seller Parties are a party and the consummation of the Asset Purchase and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller Parties and no further action is required on the part of the Seller Parties to authorize this Agreement and any Related Agreements to which each of them is a party and the Asset Purchase and the other transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements has been duly executed and delivered by the Seller Parties, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Seller Parties hereto and thereto, enforceable against each in accordance with their respective terms.

2.4     No Conflict.  The execution and delivery by Seller of this Agreement and any Related Agreement to which any Seller Party is a party, and the consummation of the Asset Purchase and the other transactions contemplated hereby and thereby, will not (A) result in any breach or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), (i) any provision of any of the Charter Documents, (ii) any mortgage, indenture, lease, contract, covenant, understanding, power of attorney or other agreement, instrument or commitment, permit, concession, non-disclosure agreement, franchise or license (each a “Contract” and collectively the “Contracts”) binding upon the Seller Parties or any of their assets (whether tangible or intangible) or properties (including the Business), or (iii) any Law or Order applicable to the Seller Parties or any of their respective properties (whether tangible or intangible) or assets (including the Business), except in the cases of clauses (ii) and (iii), as would not adversely affect the ability of the Seller Parties to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or otherwise have a Material Adverse Effect or (B) result in the imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets. Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to this Agreement, any Related Agreement and any Assumed Contracts as are required thereunder in connection with the Asset Purchase, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to Buyer Parties under such Assumed Contracts from and after the Closing. Following the Closing, Buyer Parties will be permitted to exercise all of Seller Parties’ rights and receive all of Seller Parties’ benefits (including payments) under the Assumed Contracts to the same extent that the Seller Parties would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller Parties would otherwise have been required to pay pursuant to the terms of such Assumed Contracts had the transactions contemplated by this Agreement not occurred.

2.5          Consents.  The execution, delivery and performance of this Agreement and the Related Agreements does not require a consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Body.

2.6          Tax Matters.

(a)     Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and any non-U.S. Taxes, assessments and other governmental charges, duties, impositions and Liabilities, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise, service, wage, solidarity, fringe benefit and property Taxes as well as public imposts, fees and social security charges, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement, for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts (other than agreements or arrangements entered into in the ordinary course of business which are not primarily related to Taxes) and including any Liability for Taxes of a transferor or predecessor or otherwise by operation of law.

(b)     Tax Returns and Audits.

(i)     To the extent that failure to do so would adversely impact the Purchased Assets or the Buyer Parties’ ownership of the Purchased Assets or operation of the Business, all required U.S. federal, state, local and any non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller’s operation of the Business and the Purchased Assets have been prepared and timely filed and such Returns are true and correct and have been completed in accordance with applicable Law.

(ii)     There are no Liens on the Purchased Assets relating or attributable to Taxes, other than Permitted Liens.

(iii)     To the extent that failure to do so would adversely impact the Purchased Assets or the Buyer Parties’ ownership of the Purchased Assets or operation of the Business, Seller has timely paid all Taxes it is required to pay and Seller has timely paid or withheld with respect to its employees and other Third Parties (and timely paid over any withheld amounts to the appropriate Tax authority) any U.S. federal and state income, wage and other Taxes required to be withheld or paid.

(iv)     Seller has no Knowledge of any basis for the assertion of any claim for any Liabilities for unpaid Taxes for which the Buyer Parties would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien (other than Permitted Liens) on any of the Purchased Assets

(v)     To the extent applicable to the Purchased Assets or the Buyer Parties’ ownership of the Purchased Assets or operation of the Business, (i) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any Tax authority to Seller or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction.

2.7         Restrictions on Business Activities.  There is no Contract or Order used in, held for, relating to, necessary for, or otherwise benefiting the Purchased Assets which would or may reasonably be expected to have the effect, with respect to the use or ownership of the Purchased Assets, of prohibiting or impairing any business practice, any acquisition of assets (tangible or intangible) or property, or otherwise limiting the freedom to engage in the Business or any other line of business or to compete with any Person or to use and fully exploit any manner the Purchased Assets. Without limiting the generality of the foregoing, with respect to the use or ownership of the Purchased Assets, no agreement has been entered into that is used in, held for, relating to, necessary for, or otherwise benefiting the Purchased Assets under which any Person (i) is restricted from selling, licensing, manufacturing or otherwise distributing any of its Intellectual Property or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (ii) is required to provide any price protection, “most favored nation” or similar provisions to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or more favorable to that offered to others for similar goods and/or services), (iii) has agreed to purchase a minimum amount of goods or services, or (iv) has agreed to purchase goods or services exclusively from a certain party.

2.8          Title to Properties; Absence of Liens and Encumbrances.

(a)     Section 2.8(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Seller Parties, or otherwise used or occupied by Seller Parties and related to the Business (the “Leased Real Property”). Seller has Made Available to the Buyer Parties true, correct and complete copies of all lease agreements for Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Seller Parties are bound. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)     The operations of the Business on the Leased Real Property does not violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation, statute or other similar Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. There is not existing, Seller has not received any notice of, and to the Knowledge of Seller, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Knowledge of Seller, zoning action or proceeding, with respect to any portion of the Leased Real Property.

2.9          Intellectual Property.

(a)     Schedule I and Schedule V contains a complete, accurate, and up to date list of all Transferred Registered IP (separated by Patents, Trademarks, and Copyrights, as applicable), in each case listing, as applicable (i) the name of the current owner, (ii) the jurisdiction of registration or application, (iii) the registration or application number, (iv) the title, and (v) the filing date and, if applicable, issue date, and (vi) the current status of such registration or application.

(b)     Each item of Transferred Registered IP that is issued is valid and, to the Knowledge of the Seller Parties, enforceable, and Seller Parties and their Affiliates do not have any Knowledge of any material facts or circumstances that would be reasonably expected to render any item of Transferred Registered IP invalid or unenforceable.

(c)     There are no actions (including the payment of late fees or penalties) that must be taken by Seller Parties or any other Person on behalf of Seller Parties before the Closing Date or within ninety (90) days thereafter, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any Governmental or Regulatory Body of office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Transferred Registered IP.

(d)     None of the Transferred Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or other legal proceeding, including any such proceedings in which the scope, validity, ownership, right to use, or enforceability of any of the Transferred Registered IP is being contested or challenged, in the United States or any foreign jurisdiction, no such action has been threatened in writing, and the Seller Parties and their Affiliates do not have any Knowledge of any facts or circumstances that would reasonably be expected to result in any such action.

(e)     In each case in which Seller Parties have acquired or purport to have acquired ownership of any Transferred IP from any Person (including any employee or contractor providing services on or behalf of Seller Parties or their Affiliates related to the operation of the Business), Seller Parties have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in the Transferred IP (including the right to seek past and future damages with respect thereto) acquired from such Person, and, with respect to any Transferred Registered IP, Seller Parties have recorded each such assignment with the relevant Governmental or Regulatory Body. All inventions, discoveries, and works of authorship embodying any of the Transferred IP were created solely by either (i) employees of Seller Parties acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Seller Parties, or (ii) Third Parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Seller, and no such Third Party owns or has or has retained any rights to any such Transferred IP.

(f)     After the Closing, all Transferred IP will be fully transferable, alienable and licensable by Buyer Parties without restriction and without payment of any kind to any Third Party.

(g)     Seller Parties are the exclusive owner of all Transferred IP, free and clear of any Liens other than Permitted Liens. One or more than one of the Seller Parties is listed in the records of the appropriate Governmental or Regulatory Body as the sole owner or sole owners, respectively, of each item of the Transferred Registered IP.

(h)     Seller Parties have not transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Intellectual Property Rights that would, but for such transfer or agreement to transfer, would have been Transferred IP.

(i)     The operation of the Business has not, does not, and will not, when operated substantially in the manner currently conducted or, solely with regard to Business Products and as set forth on Schedule 2.9(i), currently in development, infringe, violate, or misappropriate the Intellectual Property Rights of any Third Party. Seller Parties and its Affiliates have not received any written notice from any Third Party alleging that the operation of the Business infringes, violates, or misappropriates the Intellectual Property Rights of any Third Party, or offering to license any Intellectual Property Rights or Technology to Seller Parties or their Affiliates in connection with the operation of the Business.

(j)     Section 2.9(j)(i) of the Disclosure Schedule lists all Contracts pursuant to which Seller Parties have been granted or have otherwise obtained any right or license to Intellectual Property Rights or Technology of a Third Party that was used in the development of, or relates to, the Business Products or Business Technology, or is otherwise material to the operation of the Business (“Inbound-Licenses”). Section 2.9(j)(ii) of the Disclosure Schedule lists all Contracts pursuant to which Seller Parties have granted, or has otherwise provided, any right or license to any Third Party under any Transferred IP (“Outbound-Licenses”).

(k)     Seller Parties are not, to their Knowledge, in breach of, nor have Seller Parties failed to perform under, any Contracts required to be disclosed pursuant to 2.9(j) (“IP Contracts”) and, to the Knowledge of Seller Parties, no other party to any such IP Contract is in breach thereof. To the Knowledge of Seller Parties, there are no disputes regarding the scope of or performance under such IP Contracts including with respect to any payments to be made or received by or to Seller Parties thereunder. All such IP Contracts that are Assumed Contracts will continue in full force and effect and to the benefit of Buyer Parties after the transactions contemplated by this Agreement without the need for the consent by or other approval of any Person. The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, acceleration, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any such Assumed Contracts and, following the Closing, Buyer Parties will be permitted to exercise all of the applicable Seller Parties’ rights and receive all of such Seller Parties’ benefits (including payments) under such Assumed Contracts to the same extent that the relevant Seller Party would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the relevant Seller Party would otherwise have been required to pay pursuant to the terms of such Assumed Contracts had the transactions contemplated by this Agreement not occurred.

(l)     No Technology that constitutes Open Source Materials, or any modification or derivative thereof, was used in, incorporated into, integrated or bundled with any Business Products, Business Technology, or otherwise included in the Purchased Assets, or any modification or derivative thereof, in a manner that has subjected any such Technology (other than the original, unmodified Open Source Materials) to any obligation under any Open Source License to deliver or license such Technology under any Open Source License, or otherwise (i) in Source Code form, (ii) for the purpose of making modifications or derivative works, or (iii) for little or no fee.

(m)     No Third Party that has licensed to Seller Parties any Technology or Intellectual Property Rights that was used in the development of, or relates to the Business, or the Business Products or Business Technology has ownership rights or license rights to improvements or derivative works made thereto by Seller Parties, or will have any right of termination, cancellation or modification under any such license that is a Contract relating to the Purchased Assets as a result of this Agreement or the transactions contemplated hereby.

(n)     Neither this Agreement nor the transactions contemplated by this Agreement will, because of any Contract to which a Seller Party is or was bound, result in: (i) any Buyer Party granting to any Third Party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any Buyer Party, (ii) any Buyer Party, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business, or (iii) any Buyer Party being obligated to pay any royalties or other amounts to any Third Party in excess of those payable by it in the absence of this Agreement or the transactions contemplated hereby.

(o)     Following the Closing, Buyer Parties will have and be permitted to exercise all of Seller Parties’ rights under the Transferred Technology and Transferred IP (and will have the same rights with respect to the Intellectual Property of Third Parties licensed under the Assumed Contracts) to the same extent that Seller Parties would have had, and been able to exercise, had this Agreement, and any other contracts, documents and instruments to be executed and delivered after the date hereof, not been entered into, and the transactions contemplated herein not consummated.

(p)     Seller Parties, to their Knowledge, have taken all commercially reasonable steps to protect the confidential information and Trade Secrets of the Business that relate to the Purchased Assets. To the Knowledge of Seller Parties, there has been no misappropriation or unauthorized disclosure of any confidential information or Trade Secret relating to the Business (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Purchased Assets.

(q)     Without limiting the foregoing, (i)  Seller Parties require each of its employees that participates in the conception, design, development, manufacture, assembly, test, provision, configuration, installation, support, and/or maintenance of the Purchased Assets to execute proprietary information, confidentiality and assignment agreements substantially in Seller Parties’ standard form for employees (a copy of which is attached as Schedule 2.9(q)(i) (the “Employee Proprietary Information Agreement”)), (ii)  Seller Parties require each of its consultants and contractors that participates in the conception, design, development, manufacture, assembly, test, provision, configuration, installation, support, and/or maintenance of the Purchased Assets to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in such Seller’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.9(q)(ii) (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of Seller Parties that participate or have participated in the conception, design, development, manufacture, assembly, test, provision, configuration, installation, support, and/or maintenance of the Purchased Assets have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(r)     None of the Transferred IP is subject to any outstanding Order. Without limiting the generality of the foregoing, Seller Parties are not a party to or bound by any Contract or Order that would or could reasonably be expected to require a Seller Party to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Transferred IP or any future-developed Technology or Intellectual Property Rights related to the Purchased Assets.

(s)     No government funding, facilities or resources of a university, college or other educational institution or research center or funding from Third Parties was used in the development of the Transferred IP or Transferred Technology and no Governmental or Regulatory Body, university, college, other educational institution or research center has any claim, or given notice or proceeded against a Seller Party in respect of any claim or right in or to Transferred IP or Transferred Technology.

(t)     No current or former employee, or to the Seller Parties and their Affiliates’ Knowledge any consultant, or independent contractor, of a Seller Party who was involved in, or who contributed to, the creation or development of any Transferred IP or Transferred Technology, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant, or independent contractor was also performing services for such Seller Party relating to, necessary for, or otherwise benefiting the Business.

(u)     Section 2.9(u)(i) of the Disclosure Schedule lists all industry standards bodies or similar organizations that a Seller Party is now or ever was a member or promoter of, or a contributor to, or otherwise participated in that relate in any way to the Purchased Assets. Seller Parties have provided to Buyer complete and accurate copies of all agreements, policies and rules to which Seller Parties are a party or by which Seller is bound with respect to any Intellectual Property Rights related to each standards body or similar organization identified in Section 2.9(u)(i) of the Disclosure Schedule. Seller Parties are not and could not be, as a result of such activities, (i) obligated to grant or offer to any Third Party any license or right to any Transferred IP, or (ii) otherwise restricted or impaired in its ability to assert or enforce any of the Transferred IP against any Third Party.

(v)     Section 2.9(v) of the Disclosure Schedule lists all Assumed Contracts between any Seller Party, on the one hand, and any other Person, on the other hand, wherein or whereby such Seller Party agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation of Intellectual Property Rights.

(w)     To the Knowledge of Seller Parties, no Transferred Technology that is Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (“Malware”). The Seller Parties and their Affiliates have used reasonable efforts to prevent the introduction of Malware into Software that is Transferred Technology.

(x)     The Transferred IP and Transferred Technology constitute all of the Intellectual Property owned or purported to be owned by the Seller and its Affiliates that are used in or would be infringed or misappropriated by the operation of the Business as previously conducted, currently conducted, and currently contemplated to be conducted.

2.10         Agreements, Contracts and Commitments.

(a)       Section 2.10(a) of the Disclosure Schedule lists each of the following Contracts to which the Seller Parties are bound as of the date of this Agreement, that relate to the operation of the Business or the Purchased Assets (the “Material Contracts”):

(i)     any independent contractor or consulting agreement, Contract or commitment with an independent contractor, individual consultant or non-employee salesperson (in all cases in other than Seller Parties’ standard form), or any consulting or sales agreement, contract, or commitment with a firm or other organization that provides for annualized compensation in excess of $100,000;

(ii)     any lease of personal property;

(iii)     any agreement of indemnification or guaranty;

(iv)     any Contract involving future payments in excess of $100,000 or that requires the payment of royalties in excess of $100,000;

(v)     any Contract relating to the disposition or acquisition of assets (tangible or intangible) or properties of the Business not in the Ordinary Course of Business;

(vi)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, the extension of credit or the continuing or future grant of any Lien;

(vii)     any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(viii)     any dealer, distribution, marketing, development or joint venture agreement;

(ix)     any sales representative, original equipment manufacturer, manufacturing, value added, marketing, remarketer, reseller, or independent software vendor, distribution or other agreement;

(x)     any Contract with any customer of the Business;

(xi)     IP Contracts and any agreement, Contract or commitment that obligates the Business to provide future deliverables to any Person including, without limitation, licenses to Transferred IP or the performance of services;

(xii)     any Contract that restricts or prohibits Seller Parties from hiring or soliciting for hire any individual to perform employment or consulting services for the Business; or

(xiii)     any Assumed Contract that does not have a limitation of liability arising from direct damages.

(b)      Section 2.10(b) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties in connection with the Asset Purchase or the other transactions contemplated by this Agreement or any Related Agreement.

(c)     There is no breach or default (or right to terminate, accelerate, or modify any rights of the counterparty or obligations of any of the Seller Parties or their Affiliates, or following the Closing, the Buyer Parties) under any Assumed Contract, nor will the execution of this Agreement or the consummation of the transactions contemplated herein give rise to any such breach, default, or right. The Seller Parties and their Affiliates have not received any written notice from any counter party to any Assumed Contract, nor do the Seller Parties or their Affiliates have Knowledge of any facts or circumstances that would reasonably be expected to result in any claim, of any breach or default by the Seller Parties or their Affiliates under any Assumed Contract, or any right of the applicable counterparty to terminate, accelerate, or modify any rights of the counterparty or obligations of any of the Seller Parties or their Affiliates, or, following the Closing, the Buyer Parties.

2.11       Financial Statements.  Seller has Made Available to Buyer Parent the unaudited Regular Quarterly Financial Information for the periods January 1, 2015 through December 31, 2015, which to Seller Parties’ Knowledge, fairly presents, in all material respects and has been prepared in accordance with internal practices consistent with United States generally accepted accounting principles consistently applied (“GAAP”). The Seller also made available the major reconciling item – stock based compensation to adjust the income statement for the year ended December 31, 2015 to be presented as closely as practicable to the GAAP based company level statements filed with the SEC and the Seller’s summary financial information for the fiscal year ending December 31, 2015, which is based on underlying unaudited financial statements that fairly present in all material respects the inventory, accrued liabilities and deferred revenue at the closing date and at the dates presented in the data room for due diligence have generally been prepared in accordance with GAAP. For purposes hereof, the “Regular Quarterly Financial Information” is the Revenue, Costs of Goods Sold, operating expense financial information of the Business that Seller generally includes in the quarterly report that Seller prepares and reviews in its management of the Business. Seller’s revenue forecasts, operating expenses and income projections provided to the Buyer Parent by Seller (collectively, the “Projections”) were prepared by Seller in good faith and Seller factored in to such Projections all material revenue forecasts provided to Seller by its customers; however, Seller does not warrant that it will achieve any results projected in the Projections

2.12        No Changes.  Since January 1, 2016, there has not been, occurred or arisen, any:

(a)     modifications, amendments or changes to the Charter Documents;

(b)     expenditure, transaction or commitment exceeding $100,000 individually or $500,000 in the aggregate (excluding, in both cases, any expenditures, transactions or commitments related to the salary or other compensation (including equity-based compensation) payable or to become payable by Seller to any of its respective officers, directors, employees or consultants), in each case as related to the Purchased Assets;

(c)     payment, discharge, waiver or satisfaction of any Liability of Seller Parties or of the Business related to the Purchased Assets, other than payments, discharges or satisfactions in the Ordinary Course of Business of Liabilities;

(d)     destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of Seller Parties (whether or not covered by insurance), in each case relating to the Purchased Assets;

(e)     employment dispute filed or threatened in writing by any individual, Governmental or Regulatory Body, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging wrongful discharge or any other unlawful employment or labor practice or action with respect to Seller, in each case as related to the Purchased Assets;

(f)     adoption of or change in material accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller other than as required by GAAP and which is primarily related to the Purchased Assets;

(g)     adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case as related to the Purchased Assets;

(h)     other than in the Ordinary Course of Business, (i) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by Seller to any of the Continuing Employees, or (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by Seller of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of the Continuing Employees;

(i)     Contract, covenant, instrument, lease, license or commitment to which Seller Parties are a party that relates to the Purchased Assets or by which any of the Purchased Assets are bound or any termination, extension, amendment or modification of the terms of any such Contract, other than in the Ordinary Course of Business;

(j)     sale, lease, license or other disposition of any of the Purchased Assets, including the sale of any accounts receivable of Seller Parties related thereto, or any creation of any security interest in such Purchased Assets;

(k)     loan by Seller Parties to any Person (except for advances to employees for travel and business expenses in the Ordinary Course of Business consistent with past practices), or purchase by Seller Parties of any debt securities of any Person or amendment to the terms of any outstanding loan agreement, in each case as related to the Purchased Assets;

(l)     incurring by Seller Parties of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by Seller Parties of any indebtedness, issuance or sale of any debt securities of Seller Parties or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the Ordinary Course of Business consistent with past practices, in each case as related to the Purchased Assets;

(m)     waiver or release of any material right or claim of Seller Parties relating to the Purchased Assets, including any waiver, release or other compromise of any account receivable of Seller Parties that would reasonably be expected to exceed $100,000;

(n)     commencement or settlement of any lawsuit by Seller Parties related to the Purchased Assets, or the commencement, settlement, notice or, to the Knowledge of Seller Parties, threat of any lawsuit or proceeding or other investigation related to the Purchased Assets against Seller Parties or their businesses, properties or assets, or any reasonable basis for any of the foregoing;

(o)     notice of any claim or potential claim of ownership, interest or right by any Third Party of any of the Transferred IP, or of infringement or misappropriation by Seller Parties in the operation of the Business of any other Person’s Intellectual Property Rights;

(p)      (i) sale, lease, license or transfer of any Purchased Assets or execution, modification or amendment of any agreement with respect to the Purchased Assets with any Person or with respect to the Intellectual Property of any Person, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, for use by the Business, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a Third Party, for use by the Business or (iv) change in pricing or royalties set or charged by Seller Parties in the Business to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to Seller Parties for use in the Business;

(q)     event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect;

(r)     agreement by Seller Parties to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Business;

(s)     execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by Seller Parties related to the Purchased Assets;

(t)     cancellation, amendment or renewal of any insurance policy of Seller Parties related to the Purchased Assets;

(u)     issuance or agreement to issue any refunds, credits, allowances or other concessions with customers related to the Purchased Assets in excess of $100,000; or

(v)     agreement by Seller Parties, or any officer or employees on behalf of Seller Parties, to do any of the things described in the preceding clauses (a) through (y) of this Section 2.12 (other than negotiations with the Buyer Parties and their representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.13        Memory Buffer and Memory Register Product Liability and Recalls.

(a)     Each Memory Buffer and Memory Register product produced or sold by Seller Parties or a Subsidiary in connection with the Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws. To Seller Parties’ Knowledge, there is no material design or manufacturing defect that has been established or is being investigated with respect to any such Memory Buffer and Memory Register product.

(b)     Except as set forth in Section 2.13(b) of the Disclosure Schedule, since January 1, 2015, there has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental or Regulatory Body pending or, to Seller Parties’ Knowledge, threatened against or involving (i) the Business, (ii) relating to any Memory Buffer and Memory Register product alleged to have been designed, manufactured, marketed, distributed, provided, or sold by the Business, or (iii) alleging that any Memory Buffer and Memory Register product has been defective or improperly designed or manufactured, nor, to Seller Parties’ Knowledge, has there been any pattern of product failure relating to any Memory Buffer and Memory Register product designed, manufactured, marketed, distributed, provided, or sold by the Business.

(c)     Except as set forth in Section 2.13(c) of the Disclosure Schedule, since January 1, 2015, there has been no pending, or to Seller Parties’ Knowledge, threatened recall or investigation of any Memory Buffer and Memory Register product and to Seller Parties’ Knowledge no condition or circumstance exists, that (with or without notice or lapse of time) would directly or indirectly be expected to give rise to or serve as the basis for any recall or investigation.

2.14     Memory Buffer and Memory Register Product Warranty.  Section 2.14 of the Disclosure Schedules includes copies of the standard terms and conditions of sale for the Memory Buffer and Memory Register products (containing applicable guaranty, warranty and indemnity provisions and support obligations). Except as set forth in Section 2.14 of the Disclosure Schedules, the products manufactured by the Business have been sold by the Business in accordance with the standard terms and conditions of sale except for any such deviations which could not reasonably be expected to materially affect the Business or the Purchased Assets.

2.15     Transferred Inventory.  The Transferred Inventory is, and as of the Closing Date will be, valued in accordance with GAAP of quality and quantity usable and saleable in the ordinary course of the Business consistent with past practice, except in each case for excess, obsolete items and items of below-standard quality that have been reserved for or written down to estimated net realizable value in accordance with GAAP applied on a basis consistent with past practices.

2.16     Interested Party Transactions.  No Interested Party has, directly or indirectly, an interest in any entity which furnishes or sells or licenses, services, products, Technology or Intellectual Property that is furnished or sold to use or own the Purchased Assets. All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, Seller Parties that were entered into on or after the inception of Seller have been on an arm’s length basis on terms no less favorable to Seller Parties, as applicable, than would be available from an unaffiliated party, and were duly approved in accordance with applicable Law.

2.17     Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which Seller Parties currently operate or hold any interest in any of the Purchased Assets, or (ii) which is required for the holding of any Purchased Assets (collectively, “Business Authorizations”) has been issued or granted to Seller Parties. All material Business Authorizations are in full force and effect and constitute all the Business Authorizations required for Seller Parties to hold their interest in the Purchased Assets.

2.18     Litigation.  There is no action, suit, claim, investigation or proceeding of any nature pending, or to the Knowledge of Seller Parties, threatened, against Seller Parties or any of their respective officers or directors related to the Purchased Assets, nor to the Knowledge of Seller Parties is there any reasonable basis therefor.

2.19     Environmental Matters.  Each Seller Party has no Knowledge of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in any Liability on any Buyer Party related to the Purchased Assets. Seller has complied with all environmental disclosure obligations imposed by applicable Law with respect to the Asset Purchase.

2.20     Brokers’ and Finders’ Fees.  Except as set forth in Section 2.20 of the Disclosure Schedule, Seller has not incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services, legal contingency fees or any similar charges in connection with this Agreement, the Related Agreements, the Asset Purchase or any other transaction contemplated hereby and thereby for which any Buyer Party is or could be liable.

2.21        Employee Benefit Plans and Compensation.

(a)       Schedule. Schedule 1.1(a) contains an accurate and complete list of each Key Employee. Schedule 1.1(b) contains an accurate and complete list of each Offered Employee and each such Offered Employee’s hire date, annual salary, any commission or bonus for the most recent calendar year. No employee listed on Schedules 1.1(a) or 1.1(b) provided written notice to Seller or any of its Subsidiaries of his or her intent to terminate his or her employment for any reason other than in connection with and as contemplated by this Agreement and the Asset Purchase. Section 2.21(a) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting, independent contractor or advisory relationship with Seller and who have provided services to the Business over the past three (3) years, and who have been paid more than $100,000 in any one such calendar year.

(b)       Pension and Benefit Plans.

(i)     Neither Seller nor any ERISA Affiliate has, for the prior six (6) years, ever maintained, established, sponsored, participated in, contributed to, or had, for the prior six (6) years, or could have any obligation to, any (A) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan or to any plan described in Section 413 of the Code, or (C) Multiemployer Plan;

(ii)     Section 2.21(b)(ii) of the Disclosure Schedule contains a complete list of all material Seller Employee Plans and (including any material International Employee Plans) for which Offered Employees are eligible or that currently provide benefits to Offered Employees. With respect to a Seller Employee Plan that is a 401(k) plan, Seller and, as applicable, its ERISA Affiliates, are in material compliance with such Seller Employee Plan terms and all applicable laws for each such Seller Employee Plan including, but not limited to, ERISA and the Code.

(c)     Documents. Seller has Made Available to the Buyer Parties correct and complete copies of all documents embodying each material Seller Employee Plan that currently provides benefits to Offered Employees, the standard forms of employment agreement applicable to the Offered Employees and each non-standard Employee Agreement entered into with the Offered Employees including all amendments thereto and all related trust documents.

(d)     Effect of Transaction. No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(e)     Employment Matters. There are no applicable collective bargaining agreements and neither Seller nor any of its Subsidiaries have any duty to bargain with any labor organization with respect to any Offered Employees. To the Seller’s Knowledge, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Offered Employee. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike of the Offered Employees is pending, or to the Knowledge of the Seller, threatened, or reasonably anticipated. The Seller has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Neither the Seller nor any of its ERISA Affiliates is presently, nor has it been in the past three (3) years, a party to, or bound by, any collective bargaining agreement or union contract with respect to Offered Employees and no collective bargaining agreement is being negotiated by the Seller or any of its ERISA Affiliates with respect to Offered Employees. Within the past year, neither the Seller nor any of its ERISA Affiliates has incurred any Liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended or any similar state or local law (collectively “WARN”) that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN provided that the Buyer Parties offers employment to a sufficient number of the Offered Employees on substantially equivalent terms to avoid incurring liability or loss of employment under WARN.

(f)     No Interference or Conflict. To the Seller’s Knowledge, (i) no Key Employee is obligated under any contract or agreement or subject to any Order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of or interfere with the Business as presently conducted by Seller and (ii) neither the execution nor delivery of this Agreement, nor any activity of such Continuing Employees in connection with the Business as presently conducted by Seller will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Continuing Employees is bound at the effective time of the Closing.

2.22     Insurance.  Section 2.22 of the Disclosure Schedule lists all insurance policies covering the Purchased Assets. There is no claim relating to the Purchased Assets pending under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Seller are otherwise in compliance in all material respects with the terms of such policies and bonds. Such policies and bonds are in full force and effect.

2.23     Customers and Suppliers.  Section 2.23 of the Disclosure Schedule sets forth a list of the ten (10) largest customers of the Business for the year ended December 31, 2015 and the five (5) months ended May 31, 2016 (and the amount of sales with respect to each such customer during such twelve month period), and the nine (9) largest suppliers of any raw material or component for the Business as of the date of this Agreement. As of the date hereof, neither Seller nor any of its Subsidiaries has received any written notice that any such customer has ceased, or will cease to purchase or license the products of the Business, or has reduced, or will reduce, the purchase or license of the products of the Business from Seller or any of its Subsidiaries and, to Seller’s Knowledge, no such customers or suppliers plan to cease or reduce the purchase or license of products of the Business from Seller or any of its Subsidiaries. As of the date hereof, neither Seller nor any of its Subsidiaries has received written notice that any such supplier has taken action to, or will take action to (a) terminate or modify in a manner adverse to Seller its relationship with Seller, (b) reduce the amount of goods or services that it is willing to supply to Seller or any of its Subsidiaries or (c) materially increase the price of any good or services that it has previously supplied to Seller or any of its Subsidiaries. All purchase and sale orders and other commitments for purchases and sales made by Seller or any Subsidiary in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

2.24     Compliance with Laws.  Each Seller Party has complied with in all material respects, are not in material violation of, and have not received any notices of material violations with respect to, any Laws as they relate to the Purchased Assets.

2.25     Export Control Laws.  Seller has at all times complied with (i) all applicable U.S. and foreign export and reexport controls and Laws, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls and Laws in other countries in which Seller conducts business, each as they primarily relate to the Purchased Assets.

2.26     Valid Title to Purchased Assets.  Each Seller Party has good, valid and marketable title to, a valid leasehold interest in, or a valid license or right to use, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens). Upon Closing, the Buyer Parties will have good, valid and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

2.27     Corrupt Practices.  Neither Seller nor, to Seller’s Knowledge, any of its current employees, agents or representatives in each case, as related to the operation of the Business, has directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (or any similar and applicable foreign Law), as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.28     Complete Copies of Materials.  Seller has Made Available to the Buyer Parties all documents listed in the Disclosure Schedule.

2.29     Sufficiency.  The Purchased Assets constitute all of the Seller Parties’ properties, assets, tangible and intangible, and all Seller Parties’ rights used or practiced in the operation of the Business, as conducted immediately prior to the date of this Agreement, currently conducted, and currently contemplated to be conducted.

2.30     Representations Complete.  None of the representations or warranties made by the Seller Parties (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Seller Parties pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, NONE OF THE SELLER PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARTIES OR THEIR SUBSIDIARIES, THE PROPERTIES OR ASSETS OF THE SELLER PARTIES OR THEIR SUBSIDIARIES OR THE BUSINESS OF THE SELLER PARTIES OR THEIR SUBSIDIARIES, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby represent and warrant to the Seller Parties as follows:

3.1        Organization; Power.  Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Buyer Party has the corporate or other power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on such Buyer Party.

3.2        Authority.  Each Buyer Party has all requisite corporate or other power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Asset Purchase and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Asset Purchase and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of each Buyer Party. This Agreement and any Related Agreements to which any Buyer Party is a party have been duly executed and delivered by such Buyer Party and constitute the valid and binding obligations of such Buyer Party, enforceable against each Buyer Party in accordance with their terms.

3.3         Conflicts.  The execution, delivery and performance of this Agreement and any Related Agreements to which any Buyer Party is a party, and the consummation of the Asset Purchase and the other transaction contemplated hereby and thereby, will not:

(a)     result in any Conflict under (1) the Certificate of Incorporation, Bylaws or other organizational documents of any Buyer Party, (2) any Contract to which any Buyer Party is a party that Buyer Parent has filed with the Securities and Exchange Commission, (3) any Order to which any Buyer Party is a party or by which any Buyer Party is bound or (4) any Law applicable to any Buyer Party, except such violations, conflicts, breaches or defaults that would not have a material adverse effect on the Buyer Parties; or

(b)     assuming the truth and accuracy of the representations and warranties made by the Seller Parties, require the approval, consent, authorization or act of, or the making by the Buyer Parties of any declaration, filing or registration with, any Governmental or Regulatory Body, except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not materially impair the ability of the Buyer Parties to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereunder.

3.4     Consents.  Assuming the truth and accuracy of the representation and warranty contained in Section 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Body, is required by or with respect to the Buyer Parties in connection with the execution and delivery of this Agreement and any Related Agreements to which any Buyer Party is a party or the consummation of the Asset Purchase and the other transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the Buyer Parties.

3.5     Adequacy of Funds.  The Buyer Parties, collectively, currently have, and will at the Closing have, cash and working capital available in an amount sufficient to fully fund the Asset Purchase.

3.6     Representations Complete.  None of the representations or warranties made by the Buyer Parties in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Buyer Parties pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

4.1     Conduct of the Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller agrees, and agrees to cause its Affiliates, to (i) conduct the Business, except to the extent that the Buyer Parties shall otherwise consent in writing, in the Ordinary Course of Business, (ii) pay the debts and Taxes of the Business when due (subject to Section 4.1(e) below), (iii) pay or perform other obligations of the Business when due, (iv) pay any renewal fees of the Business when due and take all such other steps as may be necessary for maintaining or defending the Transferred IP and (v) preserve intact the present business organization of the Business, use its reasonable best efforts to keep available the services of the present officers and employees of the Business, and use its commercially reasonable efforts to preserve the relationships of the Seller Parties and the Business with customers, suppliers, distributors, licensors, and licensees of the Business, and others having business dealings with the Business, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Business at the Closing. Seller shall promptly notify the Buyer Parties of any event or occurrence or emergency not in the Ordinary Course of Business and any material event involving the Seller Parties or the Business that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. In addition to the foregoing, except as expressly contemplated by this Agreement, except in the Ordinary Course of Business, or except as expressly set forth in Section 4.1 of the Disclosure Schedule, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, from and after the date of this Agreement, and only with respect to the Purchased Assets or the Business:

(a)     sell inventory related to the Business outside of the Ordinary Course of Business, including with respect to pricing, discounting practices, bundling, sales volume and services levels, and will maintain inventory used by the Business sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods inventory related to the Business for satisfaction of customer orders of the Business on hand at Closing;

(b)     engage in any transaction relating to the Purchased Assets;

(c)     pay, discharge, waive or satisfy any Liability of the Business, other than payments, discharges or satisfactions in the Ordinary Course of Business;

(d)     (i) adopt or change material accounting methods, policies or practices (including any change in depreciation or amortization policies) of the Business or (ii) revalue any of the material assets (whether tangible or intangible) or properties of the Business, including writing down the value of inventory or writing off notes or accounts receivable;

(e)     make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any claim or assessment, in each case, with respect to Taxes related to the Business;

(f)     create or permit the creation of any Lien (other than Permitted Liens) on the Purchased Assets;

(g)     sell, lease, license or otherwise dispose of or grant any security interest in any of the its properties or assets (whether tangible or intangible) related to the Business;

(h)      (i) incur on behalf of the Business, any indebtedness, except for advances to employees for travel and business expenses in the Ordinary Course of Business, (ii) amend the terms of any outstanding loan agreement of Seller Parties which relate primarily to the Business, or (iii) guarantee by Seller Parties on behalf of the Business, any indebtedness of any other Person;

(i)     waive or release any right or claim of the Business, including any write-off or other compromise of any account receivable of the Business;

(j)     commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation primarily related to the Business;

(k)     (i) sell, lease, license or transfer to any Person any rights to any Purchased Assets or enter into any agreement or modify any existing agreement with respect to any Purchased Assets with any Person or with respect to any Intellectual Property of any Person which is related to the Business, (ii) purchase or license any Intellectual Property related to the Business or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any Person which is related to the Business, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property which is related to the Business with a Third Party, or (iv) change royalties or pricing, set or charged by Seller and used in the Business to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to Seller Parties for use in the Business;

(l)     enter into, amend or otherwise modify, or violate the terms of, any Material Contract;

(m)     acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

(n)     other than as required by applicable Law or an existing Contract or agreement disclosed in Section 2.21(b)(ii) of the Disclosure Schedule, and with respect to Continuing Employees, enter into any employment contract, pay or agree to pay any bonus, additional salary, severance, termination payment or special remuneration to such Continuing Employee (or change the material terms of employment or engagement thereof), or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of any such Continuing Employee, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(n) of the Disclosure Schedule;

(o)     promote, reassign, demote or terminate any Continuing Employees (except for a termination with cause as determined in good faith by the Seller), or encourage any Continuing Employees to resign from Seller;

(p)     cancel, amend or renew any insurance policy primarily related to the Business; or

(q)     take, or agree in writing or otherwise commit to take, on behalf of Seller or on behalf of the Business, any of the actions described in Sections  4.1(a) through 4.1(p) hereof, or any other action that would (i) prevent the Seller Parties from performing, or cause the Seller Parties not to perform, their respective covenants hereunder or (ii) cause or result in any of its representations and warranties of the Seller Parties contained herein to be untrue or incorrect.

4.2     Negative Covenants.  Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Seller shall not (nor shall Seller permit, as applicable, any of its respective Affiliates or any officers, directors, employees, stockholders, agents or representatives of any of the foregoing to), directly or indirectly, take any of the following actions with any party other than with the consent of the Buyer Parties and their representatives, advisors and designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to sell all or any part of the Business, whether by merger, consolidation, purchase of shares or assets, tender offer, other business combination, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the Business or the Purchased Assets, or afford to any Person access to the properties, technologies, books or records of same, not customarily afforded such access, (c) assist, facilitate or cooperate with any Person to make any proposal regarding the transactions referenced in clause (a), or (d) enter into any agreement with any Person relating to any of the foregoing. Seller shall immediately cease and cause to be terminated any such negotiations, discussions, grants of access, sharing of information or agreements (other than with Buyer) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that Seller, or any of its respective Affiliates shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, Seller shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify the Buyer Parties thereof in writing promptly (but in any event within one (1) Business Day of receipt of same), which notice shall include information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Buyer Parties may reasonably request, to the extent such information is not subject to a contractual obligation of confidentiality or nondisclosure. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Buyer Parties shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof or any foreign court having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, employee, independent contractor, member, stockholder, agent, representative or Affiliate of Seller shall be deemed to be a breach of this Agreement by Seller.

4.3     Procedures for Requesting Buyer Consent.  If Seller or any of its Affiliates desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of the Buyer Parties, prior to taking such action Seller may request such written consent in accordance with Section 9.1 hereof.

4.4     Notice to the Buyer Parties.  If Seller or any of its Affiliates becomes aware of any change to the status of any of the Purchased Assets, including changes in filing status, the receipt of letters disputing the validity of the Transferred IP or any other indications of a change in status affecting the Purchased Assets, then Seller shall notify the Buyer Parties in writing within two (2) Business Days in accordance with Section 9.1 hereof.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1     Taking of Necessary Action; Further Action; Access to Information.

(a)     If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements and to vest the Buyer Parties with full right, title and possession to all Purchased Assets, the Buyer Parties, Seller Parties and their respective officers and directors are fully authorized in the name of their respective corporations or companies, as the case may be, or otherwise, to use commercially reasonably efforts to take such actions in accordance with all applicable Laws, including executing and delivering such other agreements and instruments, as may be necessary or desirable in connection with the foregoing. The Buyer Parties and Seller Parties shall work together and use their commercially reasonable efforts to obtain all consents required by the Assumed Contracts (and not just those Assumed Contracts provided for on Schedule 1.7(c)) provided, however, that neither the Buyer Parties nor the Seller Parties shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b)     To the extent any of the Seller Parties or Buyer Parties identify any Technology or Intellectual Property Rights that are Purchased Assets but were not listed on the applicable Schedule to this Agreement, or identify Technology, Intellectual Property Rights or other assets that should not be included as Purchased Assets but are so listed in an applicable Schedule to this Agreement, and mutually agree to the characterization of such asset, then the parties agree to amend the applicable schedule to include or remove such additional Technology and Intellectual Property Rights, and the parties agrees to deliver and assign any such Technology and Intellectual Property Rights to the other party and to deliver any such instruments of assignment to the other party as reasonably requested, and such assignment shall be deemed to be made effective as of the Closing.

(c)     From time to time after the date hereof, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to execute and deliver such other instruments of transfer and documents related thereto and take such other action as the Buyer Parties may reasonably request in order to effect the Asset Purchase and effectively transfer to Buyer Parent, and to place Buyer Parent in possession and control of, the Purchased Assets, to enable Buyer Parent to exercise and enjoy all rights and benefits with respect thereto. In addition, there may exist Intellectual Property that, contrary to the intent of this Agreement, any Related Agreement and the agreements entered into in connection with this Agreement, that existed as of the date hereof and is discovered to have been inadvertently retained by Seller Parties or assumed by Buyer Parties. The Seller Parties and the Buyer Parties shall, and shall cause their respective Subsidiaries, if any, and Affiliates to, cooperate in good faith to promptly effect the transfer of such Intellectual Property, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the Seller Parties and the Buyer Parties with respect to the Intellectual Property to be transferred to the Buyer Parties. Without limiting the foregoing, each Seller Party further agrees to use commercially reasonable efforts to perform (or cause to be performed) all such lawful acts and to execute (or cause to be executed) all such further assignments and other lawful documents as may reasonably be necessary to effectuate the assignment of, and to perfect and record the assignment of, the Transferred IP to the Buyer Parties in the various jurisdictions and permit for the orderly transition of the prosecution and maintenance of such Transferred IP from Seller Parties to the Buyer Parties. Such assistance shall include, without limitation, Seller Parties providing: (a) a list of contact information for all Third Parties responsible for prosecuting and maintaining the Transferred IP (“Counsel”); (b) a letter to all such Counsel informing them of the change of ownership of the Transferred IP from Seller Parties to the Buyer Parties including language reasonably acceptable to the Buyer Parties informing and instructing such Counsel (i) to cooperate with the Buyer Parties, (ii) that it is the Buyer Parties’ desire to continue prosecution uninterrupted with the assistance of such Counsel and that Seller Parties do not object to such Counsel’s representation of the Buyer Parties with respect to prosecution of the Transferred IP, and (iii) that all further actions with respect to the Transferred IP following Closing will be at the expense of the Buyer Parties; (c) powers of attorney and powers to inspect or copy in forms reasonably acceptable to the Buyer Parties with respect to priority documents relating to items of Transferred IP identified by the Buyer Parties; and (d) the re-execution of assignments in a form reasonably acceptable to the Buyer Parties for those items of Transferred IP identified by the Buyer Parties, as required by local law and practice.

(d)     To the fullest extent permitted under the applicable IP Contracts, from time to time after the date hereof, Seller Parties shall, and shall cause its Affiliates and each of its Affiliates’ permitted successors and assigns to such IP Contracts, to, promptly seek and obtain the return and protection from disclosure and distribution all applicable Transferred Technology; provided, that where such prompt return of such Transferred Technology is not available pursuant to the terms of such IP Contract, Seller Parties shall, and shall cause its Affiliates and each of its and its permitted Affiliates’ permitted successors and assigns to such IP Contracts to, take any and all actions necessary to enforce the terms of such IP Contract on behalf of, and where applicable, at the direction of the Buyer Parties.

(e)     Notwithstanding anything to the contrary contained in this Agreement, if the conveyance, assignment, transfer or delivery or attempted conveyance, assignment, transfer or delivery to the Buyer Parties of any of the Purchased Assets (i) is prohibited by any applicable Law or (ii) would require any authorizations, approvals, consents or waivers from another Person to convey, assign, transfer or deliver such asset, and such authorizations, approvals, consents or waivers have not been obtained prior to the Closing Date (each, a “Non-Assignable Asset”), in either case, the Closing shall proceed, but the Closing shall not constitute the conveyance, assignment, transfer or delivery of such Non-Assignable Asset, and this Agreement shall not constitute a conveyance, assignment, transfer or delivery of such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained. After the Closing, the parties shall continue to use commercially reasonable efforts and cooperate with each other, without additional consideration, to obtain any such authorization, approval, consent or waiver as promptly as practicable, it being understood that (i) the Seller Parties shall not be required to pay any consideration to any other Person (unless the Buyer Parties agree to reimburse the Seller Parties for such amounts), offer or grant any accommodation (financial or otherwise) to any other Person to obtain any authorization, approval consent or waiver of such other Person and (ii) to the extent the foregoing shall require any action that would, or would continue to negatively affect the Buyer Parties following the Closing, such action shall require the consent of Buyer. Once authorization, approval or waiver of or consent for the conveyance, assignment, transfer or delivery of any such Non-Assignable Asset is obtained, the Seller Parties shall convey, assign, transfer and deliver such Non-Assignable Asset to the Buyer Parties at no additional cost to the Buyer Parties but subject to the immediately foregoing sentence. Pending such transfer, the Seller Parties shall hold in trust such Non-Assignable Asset and provide to Buyer Parties or their designated assignee all of the benefits associated with the ownership thereof, and the Seller Parties shall cause such Non-Assignable Asset to be used or retained as may be reasonably instructed by the Buyer Parties and shall not use or access such Non-Assignable Asset except as necessary to provide the benefit of such Non-Asset to the Buyer Parties.

(f)     Without limiting Section 5.1(e) above, with respect to each Assumed Contract that remains a Non-Assignable Asset, the Seller Parties agree to cooperate with the Buyer Parties, as reasonably requested in writing by the Buyer Parties, to extend and make available to the Buyer Parties any rights and/or benefits available under such Assumed Contract to the extent permitted by applicable Law and such Assumed Contract; provided that Buyer Parties agrees to pay and pays all amounts and fulfills all obligations owing to the counterparty to such Non-Assignable Asset as a result of so extending to the Buyer Parties such rights and obligations with respect to such Non-Assignable Assets and the Buyer Parties assume and satisfy any other liabilities with respect to such Non-Assignable Asset. Without limiting the foregoing but to the extent permitted by applicable Law and such Assumed Contract: (i) upon the written request of Buyer, the Seller Parties agree to, or to cause their Affiliates to, exercise rights (for example, elections or options) on Buyer Parties’ behalf under such Assumed Contract, at the Buyer Parties’ expense, and the Seller Parties or their Affiliates, as applicable, shall not exercise any of their rights under such Contract unless requested or approved in writing by Buyer Parties; (ii) the Seller Parties shall keep Buyer Parties informed as to the Seller Parties’ written communications from the other party to such Assumed Contract, including notifying Buyer Parties in the event the Seller Parties is notified with respect to matters that require the Seller Parties’ consent (or which trigger an option or an election by the Seller Parties) under such Assumed Contract, or regarding matters that would reasonably negatively affect the Seller Parties’ or Buyer Parties’ rights thereunder; and (iii) in the event that Buyer Parties obtains an agreement from the other party to such Contract to transfer the rights under such contract directly to Buyer Parties, the Seller Parties shall promptly transfer such rights to Buyer Parties in a writing reasonably acceptable to Buyer Parties, at Buyer Parties’ expense.

5.2     Confidentiality.  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Nondisclosure Agreement dated May 20, 2016 by and between Seller and Buyer Parent (the “Confidentiality Agreement”), which shall bind each of the other parties hereto as if they were a party to such Confidentiality Agreement. Each of the parties further agrees that following Closing, all of the Purchased Assets shall be considered the Confidential Information of the Buyer Parties, and Seller agrees to not use or disclose the same, subject to the exceptions to the definition of Confidential Information set forth in the Confidentiality Agreement. Each of Buyer Parent and Seller acknowledge that the other party’s common stock is publicly traded and that any information obtained by one party regarding the other party Buyer Parties, including information regarding this Agreement and the transaction contemplated hereby, could be considered to be material non-public information within the meaning of U.S. federal and state securities Laws. Accordingly, each party acknowledges and agrees not to engage in any transactions in the Buyer Parent’s common stock or Seller’s common stock in violation of applicable securities Laws.

5.3     Expenses.  All fees and expenses incurred in connection with the Asset Purchase including all financial advisory, consulting, and all other fees and expenses of Third Parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with the terms hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, Seller shall be responsible for (i) any and all costs related to the virtual data room and (ii) the payment of any transaction related bonus or similar employee carve-out plan triggered by the consummation of the Asset Purchase.

5.4         Public Disclosure.  Each of the parties hereto acknowledge and agree that neither it nor any officer, director, employee, independent contractor or representative of the respective party shall issue any statement or communication to the public or the press regarding this Agreement or the Asset Purchase without the prior written consent of the other parties hereto; except, that if any of the parties hereto is required under law to make such a statement or communication, then the disclosing party shall first provide the other parties hereto with an opportunity to review and comment on both the legal requirement to make such statement or communication and the content thereof; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

5.5         Tax Matters.

(a)       Transfer Taxes. Seller Parties shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar Taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the Asset Purchase (“Transfer Taxes”). The party required by law to file a Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller Parties shall promptly remit to the Buyer Parties the amount of any Transfer Taxes so payable by the Buyer Parties upon receipt of notice that such Transfer Taxes are payable.

(b)       Tax Reporting and Returns; Responsibility for Taxes.

(i)     Subject to Section 5.5(b)(iii), Seller will be responsible for the preparation and filing of all Returns of Seller Parties with respect to Seller Parties’ ownership or use of the Purchased Assets (including Returns required to be filed after the Closing Date), and such Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Seller will be responsible for and will make all payments of Taxes shown to be due on such Returns.

(ii)     The Buyer Parties will be responsible for the preparation and filing of all Returns they are required to file with respect to the Buyer Parties’ ownership or use of the Purchased Assets. Such Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. The Buyer Parties will be responsible for and will make all payments of Taxes shown to be due on such Returns.

(iii)     In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between the Buyer Parties and Seller Parties on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)     Cooperation. To the extent relevant to the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any Tax authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Each party shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use, value added and employment Returns and, absent the receipt by such party of the relevant Tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of the other party.

5.6          Filings.  Each Seller Party shall, upon request by a Buyer Party, furnish it with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Buyer Parties to any Governmental or Regulatory Body in connection with the transactions contemplated by this Agreement.

5.7          Employee Matters.

(a)     Offers and Offer Terms. As promptly as practicable after the date hereof, Buyer Parent shall, or shall cause one of its Subsidiaries to, offer employment to each of the Offered Employees pursuant to a written employment offer letter. Buyer shall use its commercially reasonable efforts to provide each Offered Employee employment on terms that are comparable to other employees of Buyer in a similar position to that of such Offered Employee. The Continuing Employees who commence employment with Buyer Parent, or one of its Subsidiaries, as of the Closing (or such later date specified by Buyer Parent with respect to any Continuing Employees who are on leave from active work as of the Closing provided, however, that such later date be no later than the date 30 days following any such Continuing Employee returning to actively at work status) shall be referred to herein collectively as “Transferred Employees.”

(b)     Retained Liabilities. If any Offered Employee does not accept the offer of employment from Buyer Parent or an Affiliate of Buyer Parent for any reason, and Seller or its Subsidiaries elects to terminate such Offered Employee’s employment, any termination, notice, severance and similar payments will be a Retained Liability. Should any Employee allege at any time that he/she shall automatically transfer employment to Buyer Parent or an Affiliate of Buyer Parent, the parties will use reasonable endeavors to procure that any such Employee enters into a binding written agreement in settlement of any and all claims he/she may have against the Buyer Parties and Seller, and Seller will fund the cost of procuring such Employee’s written agreement in this regard and shall indemnify, defend and hold harmless each Buyer Party in respect of any Liabilities associated with defending and/or settling any claim brought by such an employee, including payments or other costs arising from or in connection with any failure to inform or consult any Employee.

(c)     Compliance with Law. Seller or its Subsidiaries and Buyer shall comply with all obligations under applicable Laws to notify and/or consult with Continuing Employees or employee representatives, unions, works councils, or other employee representative bodies, if any, and shall provide such information to the other party as is reasonably required by that party to comply with its notification and/or consultation obligations. Any Liability resulting from the failure by Seller or its Subsidiaries to comply with such obligations shall be borne by Seller, and such Liabilities shall constitute Retained Liabilities.

(d)     Benefits. Seller or its Subsidiaries shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Continuing Employee with respect to claims incurred by such Continuing Employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; in the case of workers compensation or similar benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Continuing Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(e)     Parent Plan Waivers and Credits. For purposes of each Transferred Employee’s participation in any employee benefit plan, program, policy or arrangement of Buyer Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Closing, Buyer Parent shall, or shall cause its Subsidiaries to use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employee (and any eligible dependents thereof) under any Parent Plan providing medical, dental or vision benefits and (ii) use commercially reasonable efforts to provide such Transferred Employee with credit for any copayments, coinsurance and deductibles paid under a Seller Employee Plan prior to such Transferred Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Seller Employee Plan that such Transferred Employee participated in immediately to the Closing in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan and (iii) recognize all service of each Transferred Employee prior to the Closing with the Seller and its Subsidiaries (or any predecessor entities of either) for all purposes including vesting, eligibility and benefit accrual purposes (except for benefit accrual under any defined benefit retirement plan) and for purposes of any equity incentive program.

(f)     Assumption of Documentation. Where legally permissible and unless the parties agree otherwise, Buyer will assume any work permits, visas or other immigration documents relating to any Key Employee and Seller will be responsible for the costs associated with the transfer of these documents, including, if necessary, the costs of third-party attorneys and consultants.

(g)       Non-Solicitation. None of the Seller Parties, or any of their representatives or Affiliates will at any time prior to the date that is twenty-four (24) months after the Closing Date, directly or indirectly, solicit the employment of any employee of the Buyer Parties working with the Business without Buyer’s prior written consent. None of the Buyer Parties, or any of their representatives or Affiliates will at any time prior to the date that is twenty-four (24) months after the Closing Date, directly or indirectly, solicit the employment of any employee of the Seller Parties who was an employee of the Seller Parties as of immediately following the Closing or within the thirty (30) days thereafter without Seller’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to the applicable employees. This restriction set forth in this Section 5.7(g) shall not apply to any employee whose employment was involuntarily terminated by the Buyer Parties or Seller Parties or their respective successors or assigns, after the Closing.

(h)       Non-Competition.

(i)     Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of twenty-four (24) months immediately following the Closing Date, neither Seller nor any of its subsidiaries will, directly or indirectly, engage in any business (whether as owner, joint venture, reseller or otherwise) that manufactures, licenses, markets distributes or sells any products or Intellectual Property that are competitive with the Business Products.

(ii)     The Seller Parties acknowledge that the restrictions set forth in Section 5.7(h)(i) constitute a material inducement to the Buyer Parties entering into and performing this Agreement. Seller Parties further acknowledge, stipulate and agree that a breach of such obligation could result in irreparable harm and continuing damage to the Buyer Parties for which there may be no adequate remedy at Law and further agrees that in the event of any breach of said obligation, the Buyer Parties may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(iii)     If any provision contained in this Section 5.7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.7(h), but this Section 5.7(h) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.7(h) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.8        Licensed Intellectual Property Rights.  Seller, on behalf of itself and its Affiliates, hereby grants to Buyer Parent and its Affiliates an irrevocable, perpetual, worldwide, non-exclusive, royalty-free, fully paid-up, transferable, right and license (including the right to grant and authorize sublicenses) under the Licensed Intellectual Property Rights to: (a) use, make, have made, import, sell, offer for sale and otherwise dispose of any and all products, services and technologies, including, without limitation, any component or subcomponent of any such product, service or technology, and to practice any and all methods and processes in connection therewith; and (b) copy, distribute, modify, make derivative works of (and distribute such derivative works and underlying works), display, perform and or otherwise exploit any and all products, services and technologies, including, without limitation, any component or subcomponent of any such product, service or technology.

5.9     Regulatory Approvals.  Seller Parties and Buyer Parties shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby by any U.S., non-U.S. or multinational Governmental or Regulatory Body, including in response to any request by any Governmental or Regulatory Body in contemplation of a review of the transactions contemplated hereby, and the parties hereto shall respectively use all reasonable commercial efforts to cause the receipt of approval. Each party hereto shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental or Regulatory Body. Each party hereto shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any state, foreign or multinational Governmental or Regulatory Body or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each party hereto agrees to inform promptly the other party of any communication made by or on behalf of such party to, or received by or on behalf of such party from, any state, foreign or multinational Governmental or Regulatory Body regarding any of the transactions contemplated hereby.

5.10     Contacts with Suppliers and Customers.  In contemplation of the Closing, Seller Parties shall permit the Buyer Parties to discuss and meet, and shall reasonably cooperate in such discussions and meetings, with any customer or supplier of the Business that the Buyer Parties so request. A representative of Seller Parties shall have the right, but not the obligation, to accompany the Buyer Parties’ representative to such meetings and shall participate with the Buyer Parties’ representative in any such discussions. In addition, Seller Parties and the Buyer Parties will prepare a communications plan for business partners of the Business, and agree on a plan to contact any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement, any Assumed Contracts or the Related Agreements and to facilitate the transition of the Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the to notify them of the Closing and provide information regarding the transition of the Business to the Buyer Parties. Seller Parties will be responsible for contacting parties to any Assumed Contracts for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller Parties’ continuing right to contact customers and suppliers in connection with the operation or conduct of the Business nor the Buyer Parties’ continuing right to contact customers and suppliers in connection with the operation or conduct of its business.

5.11     Inventory and Trademarks.  Following the Closing, Buyer Parties shall have the right to sell any Transferred Inventory (and any inventory resulting from any work in progress as of the Closing), notwithstanding any such inventory being marked with any Excluded Trademarks. With respect to any printed materials that are Purchased Assets, including without limitation marketing and collateral materials, packaging, and the like, Buyer Parties shall use reasonable efforts to obscure or replace any Excluded Trademarks, but shall nonetheless have the right to use such materials in unmodified form for ninety (90) days following the Closing. With respect to any Excluded Trademarks that are embedded in any Transferred Technology (including without limitation mask works, reticles, and the like), Buyer Parties will use reasonable efforts to remove or obfuscate such Excluded Trademarks from such products manufactured after the Closing; provided, that to the extent such removal or obfuscation is not reasonably practicable, Buyer Parties may continue to manufacture and sell products notwithstanding the inclusion of such Excluded Trademarks where such Excluded Trademarks are not readily viewable by end customers when provided as an end product to customers.

ARTICLE VI.

CONDITIONS TO THE ASSET PURCHASE

6.1         Conditions to Obligations of Each Party to Effect the Asset Purchase.  The respective obligations of Seller Parties and the Buyer Parties to effect the Asset Purchase shall be subject to the satisfaction or waiver (as applicable), at or prior to the Closing, of the following conditions:

(a)     No Order; Illegality. No Governmental or Regulatory Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Asset Purchase (taken as a whole) or the Asset Purchase illegal or otherwise prohibiting consummation of the Asset Purchase (taken as a whole) or the Asset Purchase.

(b)     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Asset Purchase (taken as a whole) or the Asset Purchase shall be in effect, nor shall any proceeding, action, suit, claim or injunction brought by any Governmental or Regulatory Body seeking any of the foregoing be threatened or pending.

6.2         Conditions to the Obligations of the Buyer Parties.  The obligations of the Buyer Parties to consummate and affect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions in a manner acceptable to the Buyer Parties in their sole discretion, any of which may be waived, in writing, by the Buyer Parties:

(a)      Third-Party Consents. Seller shall have delivered to Buyer Parties all necessary consents, waivers and approvals as are required in connection with the Asset Purchase and for any Assumed Contract listed on Schedule 1.7(c).

(b)      Employees.

(i)     Each of the Key Employees (A) shall be an employee of the Seller immediately prior to the Closing and shall not have taken any action to rescind or terminate such employee’s employment agreement with Seller (except in connection with accepting an offer of employment from Buyer Parent or an Affiliate of Buyer Parent); (B) shall have entered into a Key Employee Employment Agreement with Buyer Parent or an Affiliate of Buyer Parent and such Key Employee Employment Agreement shall be in full force and effect as of the Closing; and (C) shall not have taken any action, or expressed any intent, to dispute, repudiate, terminate or modify such Key Employee’s Key Employee Employment Agreement with Buyer Parent or an Affiliate of Buyer Parent, as applicable.

(ii)     At least 62.5% of the Offered Employees shall have executed an offer letter for employment with Buyer Parent or an Affiliate of Buyer Parent and each such Offered Employee (A) shall be an employee of the Seller immediately prior to the Closing and shall not having taken any action to rescind or terminate such employee’s employment agreement with Seller (except in connection with accepting accept an offer of employment from Buyer Parent or an Affiliate of Buyer Parent); (B) shall have executed an offer letter for employment with Buyer Parent or an Affiliate of Buyer Parent and such offer letter of employment shall be in full force and effect as of the Closing; and (C) shall not having taken any action to rescind or terminate such Offered Employee’s offer letter of employment agreement with Buyer Parent or an Affiliate of Buyer Parent, as applicable.

(c)     Related Agreements. Seller Parties shall have executed and delivered to the Buyer Parties the Related Agreements.

(d)     Assignment Agreements. Seller shall execute and deliver to the Buyer Parties such quitclaim deeds or other assignment instruments with respect to the Transferred IP, including the IP Recordation Agreements.

(e)     No Material Adverse Effect. There shall not have occurred or be continuing any event or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)     Certificate of Secretary of Seller. The Buyer Parties shall have received one or more certificates, validly executed by each Secretary of Seller, certifying with respect to Seller as to the valid adoption of the resolutions of the board of directors of Seller (whereby the Asset Purchase and the other transactions contemplated hereunder were approved) (the “Seller Secretary Certificate”).

6.3         Conditions to the Obligations of Seller Parties.  The obligations of Seller Parties to consummate and affect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller Parties:

(a)     Payment of Purchase Price. The Buyer Parties shall have paid to Seller Parties the Cash Amount in accordance with Section 1.7(a) hereof.

(b)     Funding of Escrow. The Escrow Amount shall have been deemed paid and delivered into the Escrow Fund to be held pursuant to the escrow arrangements contained in Section 7.3.

(c)     Related Agreements. The Buyer Parties shall have delivered to Seller Parties all of the Related Agreements.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1         Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller Parties in this Agreement shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that in the event of fraud, such representation or warranty that is the subject of such fraud shall survive indefinitely with respect to the Person committing or who has committed such fraud; provided, further, however, that, notwithstanding the foregoing, those representations and warranties contained in Sections 2.3 (Authority), 2.5 (Consents), 2.6 (Tax Matters), 2.8 (Title to Properties; Absence of Liens and Encumbrances), 2.26 (Valid Title to Purchased Assets) and 2.29 (Sufficiency) (collectively, the “Special Representations”) shall survive until the expiration of the statute of limitations applicable to the matters referenced therein unless specifically noted otherwise. The representations and warranties of the Buyer Parties contained in this Agreement shall terminate at the Closing. The covenants and agreements of each of the parties hereto contained in this Agreement shall survive the Closing in accordance with their respective terms. The expiration of the periods referenced in this Section 7.1 shall be referred to in this Agreement as the “Survival Date.”

7.2         Indemnification.

(a)     By virtue of the Asset Purchase, from and after the Closing, the Seller Parties (the “Indemnifying Parties”) hereby agree to indemnify and hold the Buyer Parties, their Affiliates and their respective officers, directors, and successors (the “Indemnified Parties”), harmless against any and all claims, losses, Liabilities, Taxes, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter, individually, a “Loss” and, collectively, “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of or arising in connection with the following:

(i)     any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement (provided, that, in the event of any such breach or inaccuracy of a representation or warranty which includes any qualification as to “materiality,” “Material Adverse Effect,” “knowledge” or “Knowledge” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality,” a “Material Adverse Effect,” “knowledge” or “Knowledge” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred));

(ii)     any failure by any Seller Party to perform or comply with any covenant applicable to any of them contained in this Agreement;

(iii)     Liabilities of Seller Parties, whether arising before or after the Closing Date, that are not assumed by the Buyer Parties pursuant to this Agreement including the Retained Liabilities;

(iv)    any claim or cause of action of any Third Party to the extent arising out of any transaction or service or Liability of Seller Parties occurring or existing prior to the Closing (other than any Assumed Liabilities);

(v)     any Validated Warranty Claim which is made within twelve (12) months of Closing and which is individually in excess of $100,000;

(vi)    Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement;

(vii)    any matters disclosed on Schedule 7.2(a), for which the terms of recovery shall be set forth in such schedule;

(viii)   any withholding or like Taxes imposed by any Tax authority with respect to any payment made by Buyer Parties to Seller Parties hereunder, together with any reasonable costs and expenses related thereto, to the extent that any payment pursuant to this Agreement is or has not been reduced by deductions or withholdings; and

(ix)     any fraud related to this Agreement.

(b)     Except as set forth in the following sentence, an Indemnified Party may not recover any Losses under Section 7.2(a) unless and until the aggregate amount of such Losses exceeds $300,000 (the “Basket Amount”), in which case Buyer Parties shall be entitled to recover all Losses (including the $300,000). Notwithstanding the foregoing, Buyer Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses related to (i) any breach of the Special Representations, (ii) claims made pursuant to Section 7.2(a)(v), (iii) claims made pursuant to Section 7.2(a)(vii) or (iv) fraud.

7.3          Escrow Arrangements.

(a)     At the Closing, Seller, Buyer Parent and the escrow agent shall enter into the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), and Buyer Parent will deposit with the escrow agent an amount in cash equal to $11,250,000 (the “Escrow Amount”) to serve as security for the indemnity obligations provided for in Section 7.2(a) hereof. The deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement.

(b)     Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate(s) delivered to Seller and the escrow agent prior to the end of the Escrow Period with respect to facts and circumstances existing prior to such time as specified further in the Escrow Agreement. As soon as all such claims have been resolved, the escrow agent shall deliver to Seller the remaining portion of the Escrow Fund, if any, not required to satisfy such claims.

(c)     Cap on Indemnification. The aggregate amount to be paid by the Seller for Losses under this Article VII other than as set forth in Section 7.2(c) shall not exceed the Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to any Losses based upon, resulting from or arising out of, or directly or indirectly related to any claims for indemnification involving any breach of those representations and warranties contained in the Special Representations, any Losses provided for in Section 7.2(a)(ii), (iii), (iv) or fraud. The aggregate amount to be paid by the Seller for Losses made under Section 7.3(a) with respect to any breach of those representations and warranties contained in the Special Representations and Losses provided for in Section 7.2(a)(ii), (iii) and (iv) shall not exceed the Purchase Price. The aggregate amount to be paid by the Seller for claims involving fraud by the Seller Parties shall not be capped. For the sake of clarity, the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to this Article VII (other than Losses related to fraud) shall not exceed the Purchase Price.

7.4          Indemnification Procedure.

(a)     In the event a Buyer Party becomes aware of a claim which such Buyer Party reasonably believes will result in a Loss pursuant to this Article VII, such Buyer Party shall notify Seller, before the end of the Escrow Period, of such claim, by providing an Officer’s Certificate. For the purposes hereof, “Officer’s Certificate” shall mean a notarized certificate signed by any officer of an Indemnified Party: (1) stating in good faith that such Indemnified Party has paid, sustained, incurred, or accrued Losses; and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Loss, and the nature of the breach of warranty or covenant to which such item is related. If Seller objects to Buyer Party’s claim for indemnification, Seller shall submit a notice (the “Objection Notice”) to such Buyer Party, with a copy to the Escrow Agent, within twenty (20) business days of Seller’s receipt of the Officer’s Certificate indicating in reasonable detail its reasons for objecting to the claim. In the event Seller delivers an Objection Notice to a Buyer Party, with a copy to the Escrow Agent, then the parties shall attempt in good faith to negotiate and agree upon the rights of the respective parties with respect to each of such claims. If the Seller and the Buyer Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by authorized signatories of both parties and submitted to the Escrow Agent for release of all or that portion of the Escrow Funds due in the amount and to the party as indicated in such memorandum. If Seller and the Buyer Party are unable to agree with respect to each of such claims within thirty (30) days following receipt by the Buyer Party of the Objection Notice, any party may handle the dispute pursuant to the terms set forth under this Agreement.

(b)     In the event an Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against an Indemnified Party with respect to which the Seller is obligated to provide indemnification under this Agreement, the Buyer Party shall give the Seller prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except to the extent that the Seller is materially prejudiced by the lack of prompt written notice, or forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Seller. Other than with respect to Pre-Closing Tax Controversies which shall be handled as provided in Section 7.4(c) below, Seller shall be entitled, on behalf of the Indemnifying Parties, at its expense, to participate in, but not to determine or conduct the defense of any such claim. Such participation shall include the right to consult with Buyer regarding the selection of outside legal counsel and the budget to be used by such counsel, but Seller shall have no ability to determine, or right to consent to, Buyer's determinations. Except as provided in Section 7.4(c) with respect to any Other Tax Controversy, Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of Seller, any settlement of any such Third Party Claim with third party claimants shall (i) not be determinative of the amount of Losses relating to such matter or whether a breach has occurred and (ii) include a complete release of claims against the Indemnifying Parties by such third party (without limiting the rights to indemnification of Buyer against the Indemnifying Parties). In the event that Seller has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Section 7.4(b) to the amount of any Third Party Claim by Buyer against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

(c)     If the Third Party Claim relates to Taxes solely for taxable periods or portions thereof ending on or before the Closing Date (a “Pre-Closing Tax Controversy”) for which the Buyer Party may be entitled to indemnity from the Seller Party, Seller shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of the Pre-Closing Tax Controversy at the Seller’s expense and by the Seller’s own counsel, and the Indemnified Parties shall cooperate in good faith in such defense. Seller shall not settle any Pre-Closing Tax Controversy without the consent of the applicable Buyer Party if and only if such settlement would result in an increase in Taxes not described in Section 7.2(a) (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall not settle any Third Party Claim relating to Taxes for taxable periods or portions thereof ending on or before the Closing Date and for taxable periods or portions thereof ending after the Closing Date (an “Other Tax Controversy”) without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). The provisions of this Section 7.4(c) shall govern rather than the provisions of Section 7.4(b) in the event of any conflict.

7.5          No Indemnification Limitations and Other Matters.

(a)     Nothing in this Agreement shall limit the liability of any Seller Party for any breach of any representation, warranty or covenant set forth in this Agreement if the Asset Purchase are not consummated.

(b)     Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstances giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(c)     Payments by Seller to the Indemnified Party in respect of any Losses pursuant to this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under any existing and available insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)     In no event shall Seller be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages (except in each case to the extent that such damages are awarded to a third party in a third party claim), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

(e)     All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

(f)     The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.5(f) shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any fraud by any party hereto.

7.6         Tax Treatment.  Any indemnification payment made pursuant to this Agreement shall be treated by Buyer Parties and the Seller Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Law.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1          Termination.  Except as provided in this Section 8.1 hereof, this Agreement may be terminated and the Asset Purchase abandoned at any time prior to the Closing:

(a)     by written agreement of the Seller Parties and the Buyer Parties;

(b)     by either the Buyer Parties or the Seller Parties if the Closing Date shall not have occurred by August 29, 2016; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Asset Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)     by either the Buyer Parties or the Seller Parties if the Closing Date shall not have occurred by August 29, 2016;

(d)     by the Buyer Parties or the Seller Parties if: (i) there shall be a final non-appealable Order in effect preventing consummation of Asset Purchase, or (ii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental or Regulatory Body that would make consummation of the Closing illegal;

(e)     by any of the Buyer Parties if such party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of any of the Seller Parties contained in this Agreement such that the conditions set forth in Section 6.2 hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)     by any of the Seller Parties if such party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Buyer Parties contained in this Agreement such that the conditions set forth in Section 6.3 hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Buyer Parties; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2        Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of the Buyer Parties, Seller Parties, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for breaches of this Agreement prior to its termination in accordance with Article VII; and provided, further, that the provisions of Sections  4.2, 4.3 and 4.4 hereof, Article VIII hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3        Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

8.4        Extension; Waiver.  The Buyer Parties, on the one hand, and the Seller Parties, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX.

GENERAL PROVISIONS

9.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)           if to the Buyer Parties, to:

Rambus, Inc.

1050 Enterprise Way

Suite 700

Sunnyvale, CA 94089

Attn: General Counsel

Facsimile No.: (408) 462- 8139

Telephone No.: (408) 462-8000 with a copy (which shall not be deemed notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: David J. Segre

      Michael E. Coke

Facsimile No.: (650) 493-6811

(b)           if to the Seller Parties, to:

Inphi Corporation

2953 Bunker Hill Lane, Suite 300

Santa Clara, California 95054

Attention: Richard Ogawa

Facsimile No.: (408) 217-7350

with a copy (which shall not be deemed notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street

Palo Alto, CA 94304
Attention: Allison Leopold Tilley

Facsimile: (650) 233-4545

9.2          Interpretation.

(a)     For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “share” or “stock” shall be used interchangeably and shall mean either one as the context may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The symbol “$” shall refer to U.S. dollars.

9.3         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4         Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, and the Disclosure Schedule, and the documents and instruments, the Related Agreements and the other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of Law or otherwise, except that any Buyer Party may assign its rights and delegate its obligations hereunder to Buyer Parent or any of its Subsidiaries or Affiliates as long as Buyer Parent remains ultimately liable for all the Buyer Parties’ obligations hereunder.

9.5         Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6     Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California). Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees, (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party at its respective address set forth in Section 9.1 by prepaid certified mail with a proof of mailing receipt validated by U.S. Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of California.

9.7     Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Buyer Parties and the Seller Parties have caused this Agreement to be signed, all as of the date first written above.

BUYER PARTIES:

By:	/s/ Laura Stark
Name:	Laura Stark
Title:	SVP

BELL ID SINGAPORE PTD LTD

By:	/s/ Jae Kim
Name:	Jae Kim
Title:	SVP, Director

SIGNATURE PAGE TO ASSET AGREEMENT

IN WITNESS WHEREOF, the Buyer Parties and the Seller Parties have caused this Agreement to be signed, all as of the date first written above.

SELLER PARTIES:

INPHI CORPORATION

By:	/s/ Richard Ogawa
Name:	Richard Ogawa
Title:	General Counsel

INPHI INTERNATIONAL PTE. LTD.

By:	/s/ Richard Ogawa
Name:	Richard Ogawa
Title:	Director

SIGNATURE PAGE TO ASSET AGREEMENT